SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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Rackable Systems, Inc.

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RACKABLE SYSTEMS, INC.
46600 LANDING PARKWAY
FREMONT, CA 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 29, 2008
Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Rackable Systems, Inc., a Delaware corporation. The meeting will be held on Thursday, May 29, 2008 at 9:00 a.m. local time at our executive offices located at 46600 Landing Parkway, Fremont, CA, 94538, for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 3, 2009.

3.	To consider and vote upon one stockholder proposal, if properly presented at the meeting.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 14, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

This year’s Annual Meeting will be a particularly important one, and YOUR vote is extremely important.

Please note that Richard L. Leza, Jr. (“Leza”), who informed us that he owns 2,600 shares of our common stock, has notified us that he intends to solicit proxies for his own slate of two nominees for election to Rackable Systems’ Board of Directors at the Annual Meeting of Stockholders, in opposition to the seven nominees our Board of Directors has selected and recommends. Our Board of Directors believes that it is not in the best interests of Rackable Systems and its stockholders to elect Leza’s two nominees. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF OUR BOARD’S SEVEN NOMINEES ON THE ENCLOSED WHITE PROXY CARD. WE URGE YOU NOT TO SIGN AND RETURN ANY PROXY CARD OR VOTING INSTRUCTION CARD THAT YOU MAY RECEIVE FROM LEZA AND TO SIGN AND RETURN ONLY THE WHITE PROXY CARD THAT YOU RECEIVE FROM RACKABLE SYSTEMS. Even if you have previously signed any proxy card sent to you by Leza, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

By Order of the Board of Directors

/s/ Maurice Leibenstern

Maurice Leibenstern
Secretary
Fremont, California
April [ ], 2008

You are cordially invited to attend the meeting in person. Your vote is extremely important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed WHITE proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

RACKABLE SYSTEMS, INC.

46600 LANDING PARKWAY
FREMONT, CA 94538

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
May 29, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed WHITE proxy card because the Board of Directors (the “Board”) of Rackable Systems, Inc. is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed WHITE proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying WHITE proxy card on or about April 28, 2008 to all stockholders of record entitled to vote at the Annual Meeting of Stockholders.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 14, 2008 will be entitled to vote at the annual meeting. On this record date, there were 29,631,306 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 14, 2008 your shares were registered directly in your name with Rackable Systems’ transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed WHITE proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 14, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of seven directors;

•	Ratification of the selection by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 3, 2009;

•
A stockholder proposal urging the Board to establish a policy that Rackable Systems’ stockholders be given an opportunity to annually ratify the compensation paid to the executive officers named in our proxy statement.

How does Rackable Systems’ board of directors recommend that I vote on the proposals?

Rackable Systems’ board of directors recommends that you vote “FOR” the election of each of the seven director nominees listed on the accompanying WHITE proxy card, “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009, and “AGAINST” the stockholder proposal.

What should I do if I receive a proxy card from Leza?

Richard L. Leza, Jr. (“Leza”), who informed us that he owns 2,600 shares of our common stock, has notified us that he intends to solicit proxies for his own slate of two nominees for election to Rackable Systems’ Board of Directors at the Annual Meeting of Stockholders, in opposition to the seven nominees our Board of Directors has selected and recommends. OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU SIGN AND RETURN ONLY THE WHITE PROXY CARD THAT YOU RECEIVE FROM RACKABLE SYSTEMS. OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU DO NOT SIGN OR RETURN ANY PROXY CARD FURNISHED BY LEZA. Even a vote against Leza’s nominees on Leza’s proxy card will cancel any previous proxy you may have given to Rackable Systems. If you have already provided a proxy card to Leza, you may revoke it at any time and provide your support to the Board’s seven nominees by signing, dating and returning the enclosed WHITE proxy card in the postage-prepaid envelope provided. Only your latest proxy will be counted at the Annual Meeting of Stockholders.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, or vote by proxy using the enclosed WHITE proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

➢
To vote using the WHITE proxy card, simply complete, sign and date the enclosed WHITE proxy card and return it promptly in the envelope provided. If you return your signed WHITE proxy card to us before the annual meeting, we will vote your shares as you direct.

➢
To vote over the telephone, dial toll-free 1-888-693-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 6:00 a.m. Pacific Time on May 28, 2008 to be counted.

➢
To vote on the Internet, go to http://www.cesvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 6:00 a.m. Pacific Time on May 28, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a WHITE proxy card and voting instructions with these proxy materials from that organization rather than from Rackable Systems. Simply complete and mail the WHITE proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet if and as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 14, 2008.

What if I return a WHITE proxy card but do not make specific choices?

If you return a signed and dated WHITE proxy card without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director, “For” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 3, 2009 and “Against” the stockholder proposal. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your WHITE proxy card) will vote your shares using his or her best judgment.

If your shares are held in registered name you must sign and return a WHITE proxy card in order for your shares to be voted. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may either use its discretion to vote your shares on “routine matters” or leave your share unvoted. For any “non-routine matters” being considered at the meeting, such as the election of directors in an election contest, your broker or other nominee would not be able to vote on such matters. A broker will not have discretionary authority to vote shares for the election of directors in a contested director election. If your shares are held in street name, your broker, bank or nominee has enclosed a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card.

Please return yours WHITE proxy card to your nominee and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. We have retained MacKenzie Partners, Inc. (“MacKenzie Partners”) to aid in soliciting proxies for a fee estimated at a cost of $[ ], plus expenses. Rackable Systems has also agreed to indemnify MacKenzie Partners against certain liabilities including liabilities arising under the federal securities laws. MacKenzie Partners has informed Rackable Systems that it intends to employ approximately [ ] persons to solicit proxies. In addition, brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to beneficial owners and obtain their voting instructions, and we will reimburse them for the expense of doing so. Our expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers) are currently expected to be approximately $[ ], of which approximately $[ ] has been spent to date.

In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Appendix I sets forth certain information relating to our directors, officers and certain employees who may be considered “participants” in our solicitation of proxies for the Annual Meeting of Stockholders under the rules of the Securities and Exchange Commission.

What does it mean if I receive more than one WHITE proxy card?

If you receive more than one WHITE proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each WHITE proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Rackable Systems’ Secretary at 46600 Landing Parkway, Fremont, CA 94538.

➢	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If you previously signed a GOLD proxy card that may have been sent to you by Leza, you may change any vote you may have cast in favor of Leza’s nominees and vote in favor of Rackable Systems’ director nominees by signing, dating and mailing the enclosed WHITE proxy card and in the enclosed postage-paid envelope, or by attending the Annual Meeting and voting in person. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2008 to our Corporate Secretary at 46600 Landing Parkway, Fremont, CA 94538; provided, however, that if our 2009 annual meeting is held before April 29, 2009 or after June 28, 2009, you must provide that specified information to us a reasonable time before we begin to print and send our proxy statement for our 2009 annual meeting. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information to us between January 29, 2009 and February 28, 2009; provided, however, that if our 2009 annual meeting is held before April 29, 2009 or after June 28, 2009, you must provide that specified information to us between the 120th day prior to the 2009 annual meeting and not later than the 90th day prior to the 2009 annual meeting or the 10th day following the day on which we first publicly announce of the date of the 2009 annual meeting. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

➢
In March 2008, the Board amended the Bylaws and adopted Corporate Governance Guidelines to adopt a majority vote standard for non-contested director elections. Under the Bylaws, a plurality vote standard applies to contested director elections.

Because the number of nominees timely nominated for the Annual Meeting exceeds the number of directors to be elected at the 2008 Annual Meeting, the 2008 election of directors is a contested election under the Bylaws. As a result, directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the seven nominees receiving the most votes will be elected. Only votes cast “For” a nominee will be counted. An instruction to “withhold” authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. Abstentions and broker non-votes will have no effect on the director election since only votes “For” a nominee will be counted.

The determination that Leza’s notice of nomination was timely received for purposes of determining the applicability of the majority voting bylaw is neither an admission that Leza was eligible to deliver such notice of nomination nor an admission that such notice otherwise complied with our Bylaws or that the Leza Nominees are eligible for nomination to the Board.

➢
To be approved, Proposal No. 2 ratifying Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

➢
In order to recommend that the Board consider adoption of any stockholder proposal, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For any stockholder proposal, an abstention will have the same effect as a vote “Against” the proposal. Broker non-votes will not be voted “For” or “Against” the proposal and will have no effect on the proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 29,631,306 shares outstanding and entitled to vote. Thus 14,815,654 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

Proposal 1

Election Of Directors

Rackable Systems’ Board of Directors currently consists of seven directors. Proxies cannot be voted for a greater number of persons than the number nominees named. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of Rackable Systems. Messrs. Barrenechea, Boesenberg, Griffiths, Schwartz and Verdoorn were previously elected by the stockholders, and General Hagee and Mr. King were elected by the Board of Directors, based upon the recommendation of the Nominating and Corporate Governance Committee. The process by which our Nominating and Corporate Governance Committee identifies, evaluates and selects potential director nominees involves a variety of factors and criteria, all of which are described under Nominating and Corporate Governance Committee on page 12. As part of this process, a third-party search firm was retained from approximately July 2007 through February 2008, to identify and pursue qualified potential director nominees, based on criteria established by the Nominating and Corporate Governance Committee, and to present such nominees to the Nominating and Corporate Governance Committee for consideration. The third-party search firm was paid a fee for its services, which included identifying and interviewing potential director nominees.

Although we do not have a formal policy regarding director attendance at our annual meetings, we intend to invite all of our directors to attend our annual meetings of stockholders. Four of the five members of our Board serving at the time of our 2007 annual meeting of stockholders attended the 2007 annual meeting of stockholders.

Leza, who informed us that he owns 2,600 shares of our common stock, notified Rackable Systems that he intends to solicit proxies for his own slate of two nominees for election to Rackable Systems’ Board in opposition to the seven nominees our Board of Directors has selected and recommends. The Nominating and Corporate Governance Committee considered and evaluated the two persons Leza informed us that he intended to nominate using the same criteria that it uses to consider and evaluate all director nominees, including the seven nominees selected by the Board of Directors. The Nominating and Corporate Governance Committee determined that Leza’s nominees did not have the knowledge, experience or qualifications that the Nominating and Corporate Governance Committee believes would be critical to maintaining a strong, independent, diverse and effective Board. Based on this evaluation, our Board believes that:

•	it is in the best interests of Rackable Systems and its stockholders to elect the seven nominees selected by the Board of Directors and named below; and

•	it is NOT in the best interests of Rackable Systems and its stockholders to elect the Leza nominees.

We urge you to sign and return only the WHITE proxy card that you receive from Rackable Systems. We urge you NOT to sign and return any proxy card or voting instruction card that you may receive from Leza. Even a vote against Leza’s nominees on its proxy card will cancel any proxy previously given to Rackable Systems. If you have already sent a proxy card to Leza, you may revoke it and provide your support to the Board’s seven nominees by signing, dating and returning the enclosed WHITE proxy card. Only your latest dated proxy will count.

In contested elections, such as this election, directors are elected by a plurality of the votes properly cast in person or by proxy. The seven nominees receiving the highest number of affirmative votes will be elected.  Shares represented by executed WHITE proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Rackable Systems’ management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each of our nominees for director.

Name	Age	Principal Occupation

Mr. Mark J. Barrenechea	43	President and Chief Executive Officer of Rackable Systems
General Michael W. Hagee	63	Retired
Mr. Charles M. Boesenberg	59	Retired
Mr. Gary A. Griffiths	57	President, Products and Operations, of WebEx Communications, Inc.
Mr. Hagi Schwartz	46	President, Magnolia Capital
Mr. Ronald D. Verdoorn	57	Retired
Mr. Douglas R. King	65	Retired

Mark J. Barrenechea joined Rackable Systems in November 2006 as a member of our board of directors, and in April 2007 became our President and Chief Executive Officer. Previously, Mr. Barrenechea served as Executive Vice President and CTO for CA, Inc. (“CA”), (formerly Computer Associates International, Inc.), a software company, from 2003 to 2006 and was a member of the executive management team. Prior to CA, Mr. Barrenechea served as Senior Vice President of Applications Development at Oracle Corporation, an enterprise software company, from 1997 to 2003, managing a multi-thousand person global team while serving as a member of the executive management team. From 1994 to 1997, Mr. Barrenechea served as Vice President of Development at Scopus, an applications company. Prior to Scopus Mr. Barrenechea was with Tesseract, an applications company, where he was responsible for reshaping the company’s line of human capital management software as Vice President of Development. Mr. Barrenechea holds a Bachelor of Science degree in computer science from Saint Michael’s College.

General Michael W. Hagee has been a member of our Board of Directors since February 2008. General Hagee was previously a member of the Joint Chiefs of Staff as the 33rd Commandant of the United States Marine Corps. Prior to that, he was the Commanding General of the 1st Marine Expeditionary Force. General Hagee retired from the Marine Corps in January, 2007. In total, General Hagee served in the U.S. military for more than 43 years. General Hagee holds numerous military, civilian, and foreign decorations, including the Bronze Star with Valor, National Intelligence Distinguished Service Medal, and Defense Distinguished Service Medal. General Hagee graduated with distinction from the U.S. Naval Academy in 1968 with a Bachelor of Science in Engineering. General Hagee also holds a Master of Science in Electrical Engineering from the U.S. Naval Postgraduate School and a Master of Arts in National Security and Strategic Studies from the Naval War College.

Charles M. Boesenberg has been a member of our Board of Directors since August 2006. From January 2002 to June 2006, Mr. Boesenberg served in various positions including Chief Executive Officer and Chairman of the Board at NetIQ Corp, a provider of integrated systems and security management solutions. Prior to joining NetIQ, Mr. Boesenberg held senior executive positions at IBM and Apple and served as president and chief executive officer of Central Point Software, Magellan and Integrated Systems. Mr. Boesenberg currently serves as the Executive Chairman and a member of the Board of Directors of Callidus Software, a publicly traded provider of sales performance management and incentive compensation software, and as a director at Interwoven, a publicly traded provider of content management solutions, and at Keynote Systems, a publicly traded provider of on-demand test and measurement products for mobile communications, VoIP, streaming, and Internet performance. He has also previously served on the Board of Directors of Symantec, Macromedia and Maxtor. Mr. Boesenberg holds a B.S. in mechanical engineering from the Rose Hulman Institute of Technology and a M.S. in business administration from Boston University.

Gary A. Griffiths has been a member of our Board of Directors since November 2004. Mr. Griffiths joined WebEx Communications, Inc., a provider of web-based conferencing solutions in December 2005, as Vice President, Products. Upon the acquisition of WebEx by Cisco Systems, Inc, Mr. Griffiths obtained his current position of Vice President at Cisco as the President of WebEx Products and Operations. From June 1999 to July 2005, Mr. Griffiths was Chairman, President and Chief Executive Officer at Everdream Corporation, a technology services company. Mr. Griffiths holds a B.S. in Aerospace Engineering from the United States Naval Academy and an M.S. from George Washington University.

Hagi Schwartz has been a member of our Board of Directors since August 2004. Since February 2005, Mr. Schwartz has been President of Magnolia Capital, an investment advisory firm. From February 2003 to August 2005, Mr. Schwartz was Chief Financial Officer of HyperRoll, Inc., a provider of high-performance database aggregation and summarization software. From September 2000 to July 2002, Mr. Schwartz was Chief Financial Officer of ATRICA, Inc., a telecommunications company. From October 1999 to May 2000, Mr. Schwartz was Chief Financial Officer at Noosh, Inc., a print management software company. From January 1996 to September 1999, Mr. Schwartz served as Vice President of Finance and Chief Financial Officer of Check Point Software, Inc., a software company. Currently, Mr. Schwartz serves on the Board of Directors of BigFix, Inc. Mr. Schwartz has a B.A. in Economics and Accounting from Bar Ilan University. Mr. Schwartz is a partner in Magnolia Capital Partners LTD, which provides corporate advisory services to its clients in Israel and the United States, and which has entered into a solicitation and referral agreement with one of the underwriters in our public offerings.

Ronald D. Verdoorn joined Rackable Systems as a director in March 2005 and was elected Chairman of the Board of Directors in January 2006. From January 1999 to 2002, Mr. Verdoorn served as Executive Vice President of Global Operations for Affymetrix, Inc., a company specializing in the development of technology for acquiring and managing complex genetic information for use in biomedical research, genomics and clinical diagnostics, following which he continued as a consultant until December 2003. From 1997 to 1999, Mr. Verdoorn served as an independent consultant to the hard disk drive industry. From 1983 to 1997, Mr. Verdoorn held a number of positions with Seagate Technology, Inc., most recently as Executive Vice President and Chief Operating Officer of Storage Products. Mr. Verdoorn has a B.A. in Sociology from Linfield College.

Douglas R. King has been a member of our Board of Directors since February 2008. Mr. King is a Certified Public Accountant with more than 30 years of experience in the accounting industry. Mr. King most recently served as the Managing Partner of the San Francisco office of Ernst & Young LLP. Currently, Mr. King serves on the Board of Directors of: SJW Corp as Chairman of the Audit Committee and member of the Executive Compensation Committee; Fuel Systems Solutions, Inc. as Chairman of the Audit Committee and a member of its Governance Committee; and of the private company Adaptive Spectrum and Signal Alignment, Inc. Mr. King has a Bachelor of Science from the University of Wisconsin (Madison) and an MBA from the University of Arkansas.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Rackable Systems, its senior management and its independent auditors, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: General Hagee, Mr. Boesenberg, Mr. Griffiths, Mr. King, Mr. Schwartz and Mr. Verdoorn. Mr. Michael Maulick ceased to be a member of our Board on May 23, 2007, on which date he resigned. Mr. Maulick was an independent director within the meaning of the applicable listing standards. Mr. Thomas Barton ceased to be a member of our Board on April 28, 2007 on which date he resigned. Mr. Barton was not an independent director by virtue of his employment with Rackable Systems. In making its determination, the Board found that none of these directors or nominees for director have a material or other disqualifying relationship with Rackable Systems. The relationships considered by the Board in determining that these directors are independent consisted of: (a) Mr. Griffith’s position as an executive officer of WebEx Communications, Inc. which is a customer of Rackable Systems. In 2007, WebEx purchased approximately $0.6 million of products and services from Rackable Systems; and (b) Mr. Schwartz’s position as President of Magnolia Capital Partners LTD (“Magnolia”), which provides corporate advisory services to its clients in Israel and the United States and is party to an agreement (the “Referral Agreement”) under which Magnolia is entitled to compensation with respect to certain U.S. and Israeli clients for which Thomas Weisel Partners LLC, the investment banker in our public offerings in 2005 and 2006, provides investment banking services. We have been advised that Magnolia did not receive any compensation under the Referral Agreement in connection with our public offerings and will not receive any compensation in respect of any other services that may in the future be provided by Thomas Weisel Partners LLC to Rackable Systems. Mr. Barrenechea, our Chief Executive Officer, is not an independent director.

Information Regarding the Board of Directors and its Committees

In fiscal 2007, during each regularly scheduled quarterly Board meeting, our independent directors met in executive sessions at which only independent directors were present.

In fiscal 2007 our Board had an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Strategic Planning Committee. The following tables summarize the meetings of the Board and these committees held during 2007, and the attendance of individual directors nominated for election. Directors are expected to attend all meetings and each director generally attends all meetings, subject to occasional scheduling conflicts.

Type of Meeting Held	Number of Meetings
Board	17
Audit Committee ("AUD")	10
Compensation Committee ("COM")	16
Nominating and Corporate Governance Committee ("NOM")	3

Director	Board Meetings Attended	Committee Meetings Attended

Mark J. Barrenechea(1)	17 of 17	2 of 3 AUD 1 of 1 NOM 3 of 3 COM

Michael W. Hagee(2)	n/a	n/a

Charles M. Boesenberg(3)	15 of 17	9 of 10 AUD 13 of 13 COM

Gary A. Griffiths(4)	15 of 17	10 of 10 AUD 2 of 2 NOM 3 of 3 COM

Hagi Schwartz(5)	17 of 17	9 of 10 AUD 1 of 1 NOM

Ronald D. Verdoorn(6)	16 of 17	10 of 10 COM

Douglas R. King(7)	n/a	n/a

(1)  Mr. Barrenechea served on the Audit Committee from January 26, 2007 through April 29, 2007, and the Compensation Committee and the Nominating and Corporate Governance Committee from January 26, 2007 through April 26, 2007.

(2)  General Hagee was elected to the Board in February 2008 and was appointed to serve on the Nominating and Corporate Governance Committee and Strategic Committee on March 28, 2008.

(3)  Mr. Boesenberg served on the Audit Committee from October 25, 2006 through April 26, 2007 and April 29, 2007 through to the present.

(4)  Mr. Griffiths ceased serving on the Compensation Committee on January 26, 2007 and on the Audit Committee on March 28, 2008, and rejoined the Compensation Committee on March 28, 2008.

(5)  Mr. Schwartz ceased serving on the Nominating and Corporate Governance Committee on January 26, 2007.

(6)  Mr. Verdoorn was appointed to serve on the Compensation Committee on April 26, 2007.

(7)
Mr. King was elected to the Board in February 2008 and was appointed to serve on the Nominating and Corporate Governance Committee and Audit Committee, including as Chairman of the Audit Committee, on March 28, 2008.

All directors attended 75% or more of the aggregate of all Board meetings and meetings of the committees upon which they served during 2007, held during the period for which they were directors or committee members, respectively.

Below is a description of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board. The Board has determined that each member of each of these committees meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Rackable Systems.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Rackable Systems’ audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor. Three directors currently comprise the Audit Committee: Messrs. King (Chairman), Boesenberg, and Schwartz. The Board has adopted a written Audit Committee Charter, which can be found on the Investor Relations section of our corporate website at www.rackable.com under Corporate Governance.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board has determined that Messrs. King, Schwartz and Boesenberg all qualify as “audit committee financial experts,” as defined in applicable SEC rules. The Board made a qualitative assessment of Messrs. King’s, Boesenberg’s and Schwartz’s level of knowledge and experience based on a number of factors, including: Mr. King’s past experience as a managing partner at Ernst & Young, LLP, and his experience as an audit committee member and chairman for numerous public companies; Mr. Boesenberg’s past experience as president, chief executive officer and audit committee member of numerous public companies; and Mr. Schwartz’s past professional experience as the chief financial officer of various companies.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for Rackable Systems. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; recommends to the Board for approval the compensation plans and programs for our company; determines and approves the compensation and other terms of employment of our Chief Executive Officer; determines and approves the compensation and other terms of employment of the other executive officers; determines and approves the compensation for our non-employee directors, and administers our stock option and stock purchase plans. Three directors currently comprise the Compensation Committee: Messrs. Boesenberg (Chairman), Verdoorn, and Griffiths. Mr. Griffiths joined the Compensation Committee in March 2008. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on the Investor Relations section of our corporate website at www.rackable.com under Corporate Governance which can be found on our corporate website at www.rackable.com.

The processes used by the Compensation Committee for the consideration and determination of executive officer and director compensation consist of the following:

-	regular meetings of the Compensation Committee to review and evaluate compensation matters

-	evaluating the chief executive officer’s recommendation regarding the amount and form of compensation for other executive officers

-	analyzing third party survey data and specific recommendations provided by independent compensation consultants in connection with evaluation of compensation matters

The Compensation Committee has full access to all books, records, facilities and personnel of Rackable Systems as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities under its charter. The Compensation Committee has the authority to obtain, at the expense of Rackable Systems, advice and assistance from internal or external legal, accounting or other advisors and consultants. In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, chief executive officer or senior executive compensation, including sole authority to approve such consultant's reasonable fees and other retention terms, all at Rackable Systems' expense. The Compensation Committee has the authority in incur other reasonable expenditures for external resources that the Compensation Committee deems necessary or appropriate in the performance of its duties. The Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under Rackable Systems' equity incentive plans to persons who are not (a) "Covered Employees" under Section 162(m) of the Internal Revenue Code; (b) individuals with respect to whom Rackable Systems wishes to comply with Section 162(m) of the Internal Revenue Code or (c) then subject to Section 16 of the Exchange Act.

The Compensation Committee has delegated the authority to the Chief Executive Officer to approve non-officer new hire options grants. The Chief Executive Officer does recommend the amount and form of compensation for other executive officers, but does not determine such compensation.

During 2007, the Compensation Committee hired Radford Consulting to conduct the director compensation survey and Towers Perrin to conduct the executive compensation survey. Radford Consulting and Towers Perrin were instructed to review the compensation and equity components at comparable companies, as determined by the consulting companies and compare market data against Rackable Systems’ current director and executive compensation package. Radford Consulting and Towers Perrin were also instructed to make recommendations to the Compensation Committee as to possible changes to Rackable Systems compensation practices based upon the results of the survey. The Radford report for directors compensation was presented to the Compensation Committee in June 2007. The Compensation Committee considered the Radford report in connection with the changes to director compensation that were adopted in June 2007. The Towers Perrin report for executive compensation was presented to the Compensation Committee in December 2007. The Compensation Committee considered the Towers Perrin report in establishing the executive management compensation plans for 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Rackable Systems, reviewing and evaluating incumbent directors, selecting candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for Rackable Systems. The Board has adopted a written Nominating and Corporate Governance Committee Charter, which can be found on the Investor Relations section of our corporate website at www.rackable.com under Corporate Governance. Three directors comprise the Nominating and Corporate Governance Committee: Mr. Griffiths (Chairman), Mr. King, and General Hagee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The Nominating and Corporate Governance Committee believes that nominees for director of Rackable Systems should possess the following minimum criteria: be able to read and understand basic financial statements; be over 21 years of age; and have the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider the following additional criteria for nominees for director of Rackable Systems: the candidate’s relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Rackable Systems, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, the operating requirements of Rackable Systems, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the criteria for director qualifications set by the Board of Directors, as well as diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Rackable Systems to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Rackable Systems during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, other than with respect to the search conducted to identify Mr. King and General Hagee, described above. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Rackable Systems at 46600 Landing Parkway, Fremont, CA, 94538 not less than six months prior to any meeting at which directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With The Board Of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Persons wishing to communicate with the Board or an individual director may send a written communication addressed as follows: Rackable Systems Board Communication, 46600 Landing Parkway, Fremont, CA, 94538. Any communication sent must state the number of shares owned by the security holder making the communication. Our corporate secretary will review each communication and forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, our corporate secretary shall discard the communication.

Corporate Governance

Corporate Governance Guidelines

The Board of Directors serves as our ultimate decision-making body, except with respect to matters reserved for the decision of our stockholders. The Board of Directors has adopted Corporate Governance Guidelines to assist in the performance of its responsibilities. These guidelines can be found on the Investor Relations section of our corporate website at www.rackable.com under Corporate Governance.

The Corporate Governance Guidelines provide, among other things, and in addition to the corporate governance matters described above, as follows:

1. The Board of Directors, which is elected annually (we do not have a staggered board), will periodically review the appropriate size of the Board.

2. It is the policy of the Board of Directors that our Chairman of the Board and Chief Executive Officer shall be different individuals, and if our Chairman of the Board is not an independent director, that we will have an independent director serve as our Lead Independent Director.

3. Board members may serve as a board member on no more than four additional public companies, and our Chief Executive Officer can serve as a board member on no more than two additional public companies. In addition, no member of our Audit Committee can serve on the audit committee of more than two additional public companies without the prior approval of our Chairman of the Board.

4. In uncontested elections, if a Board member receives more “withheld” votes than “for” votes, then our Corporate Governance and Nominating Committee will recommend to the Board of Directors whether to accept the resignation of such director, and the Board will accept the resignation absent compelling circumstances to the contrary. Further, the director subject to that determination will not participate in the decision as to whether to accept the resignation.

5. Directors who retire from their employment or materially change their position should offer to resign from the Board of Directors.

6. Directors are expected to participate in continuing education programs endorsed by Institutional Shareholder Services or the National Association of Corporate Directors as necessary in order to maintain the necessary level of expertise to perform their responsibilities as directors.

7. Directors are expected to hold, after one year of service, stock ownership in Rackable Systems with a market value at least equal to the annual retainer payable to directors.

8. Executive officers are expected to hold, after one year of service, at least 5,000 shares of Rackable Systems common stock.

9. Assessments of the performance of the Board of Directors and its committees will be conducted annually, as well as assessments of each director’s performance.

Stockholders may request a free copy of the code by submitting a written request to Rackable Systems, Inc., Attention: Secretary, 46600 Landing Parkway, Fremont, CA, 94538.

Code Of Conduct and Ethics

We have adopted the Rackable Systems, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics can be found on the Investor Relations section of our corporate website at www.rackable.com under Corporate Governance.

Stockholders may request a free copy of the code by submitting a written request to Rackable Systems, Inc., Attention: Secretary, 46600 Landing Parkway, Fremont, CA, 94538. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Director Stock Ownership Guidelines

Our Corporate Governance Guidelines provide that each director who has served on the Board for at least one year is expected to own shares of Rackable Systems’ common stock with a market value at least the amount of his or her annual cash base retainer.

Report of the Audit Committee of the Board of Directors(1)

The primary purpose of the Audit Committee is to assist the Board in its general oversight of Rackable Systems’ financial reporting process. The Audit Committee’s function is more fully described in its charter, which can be found on the Investor Relations section of our corporate website at www.rackable.com under Corporate Governance. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Our management has primary responsibility for preparing our financial statements, ensuring the integrity of such data and establishing the financial reporting process, including our systems of internal controls. Deloitte & Touche LLP, our independent registered public accounting firm, are responsible for performing an audit of our consolidated financial statements, and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the Unites States. The Audit Committee’s responsibility is to oversee and review this process.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed and discussed with our independent registered public accounting firm its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters set forth in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with our independent registered public accounting firm its independence from management and Rackable Systems, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the independent registered public accounting firm's independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2007 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the retention of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

Respectfully submitted,
The Audit Committee of the Board of Directors

Douglas R. King (Chairman)
Charles M. Boesenberg
Hagi Schwartz
Gary A. Griffiths (2)

(1)  The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Rackable Systems under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)  Former member of the Audit Committee.

Proposal 2

Ratification Of Selection Of Independent Auditors

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as Rackable Systems’ independent auditors for the fiscal year ending January 3, 2009 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since our inception as a Delaware corporation in December 2002, and before that it audited our predecessor entities. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Rackable Systems and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Principal Accountant Fees And Services

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the audit of our annual financial statements for 2007 and 2006, and fees billed for all other services rendered by the Deloitte Entities.

	Fiscal Year Ended (in thousands)
	2007	2006
Audit Fees (a)	$1,827	$1,741
Audit-related Fees (b)	23	298
Tax Fees (c)	132	189
All Other Fees	-	-
Total Fees	$1,982	$2,228

(a)	Fees for audit services performed for fiscal years 2006 and 2007 consisted of:

•	Audit of our annual financial statements.

•	Reviews of our quarterly financial statements.

•	Fees for services rendered in connection with our Form S-1 (2006) and Form S-8 filings.

•	Comfort letters (2006), consents and other services related to Securities and Exchange Commission matters.

(b)	Consists of fees for services rendered in connection with our acquisition of Terrascale Technologies and Distributed Parity Engine and our Option Exchange Program in 2007.

(c)
Fees for tax services billed in 2006 consisted of tax compliance, Federal and state income tax return assistance and tax advice. Fees for tax services billed in 2007 consisted of services for transfer pricing study.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures.

As required by Section 10A(i)(1) of the Exchange Act, all non-audit services to be performed by Rackable Systems’ principal accountants must be approved in advance by the Audit Committee of the Board of Directors, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the De Minimus Exception). The Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson report the details of the services to the full Audit Committee at its next regularly scheduled meeting and the fees for such services prior to such report to not exceed $50,000 in the aggregate. None of the non-audit services described above were performed pursuant to the De Minimus Exception during 2007.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Proposal 3

Stockholder Proposal to Establish Policy to Ratify the Compensation
Paid to the Officers Named in our Proxy Statement

Richard L. Leza, Jr., who informed us that he owns 2,600 shares of our common stock, has also informed us that he intends to propose the following proposal at the Annual Meeting:

RESOLVED, the shareholders of Rackable Systems hereby request that the Board adopt a policy that includes, as a voting item in the proxy statement for each annual meeting, an advisory resolution, proposed by Rackable Systems’ management, to approve the compensation of the named executive officers (“NEOs”), set forth in the proxy statement’s Summary Compensation Table (the “SCT”), and the accompanying narrative disclosure of material factors provided to understand the SCT. The policy should specify appropriate disclosures to ensure shareholders fully understand the vote is advisory and will not abrogate any employment agreement.

In order to pass, the stockholder proposal must receive the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. The Board of Directors has unanimously concluded that it does NOT support this proposal for the reasons described below.

BOARD OF DIRECTORS’ POSITION

For the following reasons, the Board unanimously recommends a vote AGAINST this proposal.

1. We value the views of our stockholders. We have already established procedures by which our stockholders can communicate with our Board. We believe that our procedures are much more effective than an advisory vote on executive compensation. The Board believes that the procedures we have for our stockholders to communicate with our Board, which are described on page 13 under “Stockholder Communications With the Board of Directors,” give our stockholders an effective way of directly communicating specific concerns about Rackable Systems, including concerns about executive compensation. Any stockholder can communicate directly with the Board, any committee of the Board or any individual director on any issue of concern. Unlike an advisory vote, direct communication with the Compensation Committee or the Board allows stockholders:

•	to make specific recommendations;
•	to express particular concerns; and
•	to otherwise voice specific observations.

The Board believes that this direct communication process provides better and more useful feedback to our Compensation Committee than an advisory vote would provide. A simple tally of affirmative and negative votes does not provide any meaningful information on which to base compensation policies and practices. For example, does a “no” vote mean disagreement with the level of compensation? The mix of compensation? The level of disclosure? Our Compensation Committee would not know. Moreover, an advisory vote on the matters covered by the stockholder proposal would force the Board to speculate about stockholder concerns and could be counterproductive if the Board were to misinterpret the results of such vote.

2. Adoption of the proposed advisory vote could put Rackable Systems at a competitive disadvantage and negatively impact stockholder value by impeding our ability to recruit and retain critical personnel.  Our company operates in an intensely competitive environment and its success is closely correlated with the recruitment and retention of highly talented employees and a strong management team. A competitive compensation program is critical to our ability to recruit and retain talented employees and strong management. A competitive compensation program is therefore essential to Rackable Systems’ performance and long-term stockholder value creation. Adoption of an advisory vote could lead to a perception among our talent — and the talent for which we compete — that compensation opportunities at Rackable Systems may be limited compared with those at companies that have not adopted this practice. This could significantly impede our ability to recruit and retain critical personnel. We currently are not aware of any competitor of ours that has adopted this practice. In the United Kingdom, where the advisory vote process is mandated by law, it applies to all public companies there, eliminating the risk of companies being placed at a competitive disadvantage. In the United States, the issue of a stockholder vote on executive compensation decisions is currently the subject of proposed legislation in Congress. Passage of this stockholder proposal prior to the resolution of any such proposed legislation may inappropriately subject Rackable Systems to standards that differ from the standards that may apply to our peers.

3. Establishing executive compensation requires careful analysis and judgment and a thorough understanding of our company, our industry and the competitive environment. We believe that the directors that you elect are in the best position to establish executive compensation, and have demonstrated their expertise, experience and sound judgment when dealing with varying business environments confronting the company at different times. We are already required to, and do, provide extensive, transparent disclosure of our processes and procedures for establishing executive competition, and our awards target the median range of independently derived metrics for our peer group and industry. Establishing the compensation of the named executive officers and designing executive compensation programs require careful analysis and judgment and a thorough understanding of our company, its size as a small-to-midsize company, our industry and the competitive environment. The Board of Directors believes that this careful analysis and judgment is best handled by the Board of Directors and our Compensation Committee members, who have been elected by our stockholders to perform this function. We believe that our executive compensation program is thoughtful, performance-based, objective and transparent.

The Securities and Exchange Commission has recently adopted extensive new rules providing for expanded disclosure of compensation-related information and additional transparency regarding executive compensation. We believe that current disclosure of our compensation practices provides a thorough basis for our stockholders to evaluate the Compensation Committee’s use of compensation to drive business results and to make an informed choice in their vote for the election of directors. We provide in the proxy statement detailed disclosure of compensation for executive officers, including how and why compensation decisions are made, and our Compensation Committee’s approach and philosophy with respect to executive compensation.

4. We are a small-to-midsize company in the technology hardware and equipment industry, with a direct mechanism in place for all stockholders to communicate their views to the Board of Directors, including the Compensation Committee. In addition, we regularly interact with our top shareholders on a variety of topics, and there has never been criticism of our compensation practices. Based on Russell 3000 industry data, the average market capitalization for companies with proposals for advisory votes on executive compensation in 2007 averaged more than $50 billion, with a median of $30 billion. Such proposals focused on even larger, complex organizations in 2008, with an average market capitalization increasing to more than $64 billion, and a median increasing to more than $34 billion. In addition, more than 90% of these companies in either 2007 or 2008 are in industries other than ours, such as capital goods, retailing, financial services, and telecommunications. We believe that, based on factors including size and industry, this proposal is misguided and is being misapplied in the case of our company, and would create an unnecessary advisory step for our small-to-midsize company, in our industry and our competitive environment.

Further, as discussed above, we believe that the ongoing transparent levels of communication that we have with our investors, inclusive of the channel of communication available to all investors on all issues, is an effective mechanism, with a greater impact available than an advisory vote on executive compensation. In contrast, the advisory vote on compensation would not change the contents of the Compensation Committee’s report nor have legal bearing on any compensation arrangement.

Finally, the Compensation Committee has determined that it will invite its largest institutional shareholders to a meeting in which they will have an opportunity to provide comments and perspective on the company’s executive compensation practices. The Compensation Committee believes that this practice will provide the Compensation Committee with much more insight into the perspectives of our stockholders in formulating our compensation practices than a simple “yes” or “no” vote on compensation.

For the foregoing reasons, the Board unanimously recommends a vote AGAINST this proposal.

Security Ownership Of

Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our common stock as of March 12, 2008 by: (1) each director and nominee for director; (2) each of the executive officers named in the Summary Compensation Table; (3) all our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock, if any. We do not have any class of equity securities outstanding other than our common stock.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Galleon Management, L.P and Raj Rajaratnam (2)	2,618,556	8.84
Steelhead Partners, LLC, James Michael Johnston and Brian Katz Klein (3)	2,574,885	8.69
Sun Life Financial Inc., et al (4)	2,149,555	7.25
H.K. Realty, Inc., for the Ultimate Benefit of its Sole Shareholder Haresh Jogani (5)	1,951,925	6.59
Mark J. Barrenechea (6)	335,162	1.12
Thomas K. Barton (7)	--	*
Madhu Ranganathan	38,971	*
Giovanni Coglitore (8)	36,397	*
Anthony Gaughan (9)	6,020	*
Gautham Sastri (10)	4,557	*
Todd R. Ford (11)	--	*
Carl Boisvert (12)	--	*
Michael W. Hagee (13)	1,874	*
Charles M. Boesenberg (14)	15,286	*
Gary A. Griffiths (15)	29,742	*
Douglas R. King (16)	1,874	*
Hagi Schwartz (17)	31,689	*
Ronald D. Verdoorn (18)	28,995	*
All current directors and executive officers as a group (13 persons) (19)	547,585	1.83

* Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1) This table is based upon information supplied by officers and directors and upon information gathered by Rackable Systems about principal stockholders known to us based on Schedules 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,631,312 shares outstanding on March 12, 2008, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to options currently exercisable or exercisable within 60 days after March 12, 2008 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

(2) Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008 by Galleon Management, L.P. and Raj Rajaratnam, reporting beneficial ownership as of December 31, 2007. Galleon Management, L.P. and Raj Rajaratnam have shared voting and dispositive power with respect to the shares. The address of Galleon Management, L.P. and Raj Rajaratnam is 590 Madison Avenue, 34th Floor, New York, NY 10022.

(3) Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2008 by Steelhead Partners, LLC, James Michael Johnston, and Brian Katz Klein, reporting beneficial ownership as of December 31, 2007. Steelhead Partners, LLC, James Michael Johnston and Brian Katz Klein have sole voting and dispositive power with respect to the shares. Steelhead Partners, LLC, Mr. Johnston and Mr. Klein disclaim beneficial ownership as to the shares except to the extent of their respective pecuniary interests therein. The address of Steelhead Partners, LLC, Mr. Johnston and Mr. Klein is 1301 First Avenue, Suite 201, Seattle, WA  98101.

(4) Based on information set forth in a Schedule 13F filed with the Securities and Exchange Commission on February 14, 2008 by Sun Life Financial Inc., Sun Capital Advisers LLC and Sun Life Assurance Company of Canada, reporting beneficial ownership as of December 31, 2007. Sun Life Financial Inc. and Sun Capital Advisers LLC have shared voting and dispositive power with respect to 1,811,623 of the shares. Sun Life Financial Inc. and Sun Life Assurance Company of Canada have shared voting and dispositive power with respect to 337,932 of the shares. The address of Sun Life Financial Inc. is 150 King Street West, Toronto, Ontario, Canada, M5H 1J9.

(5) Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 25, 2008 by the stockholder, reporting beneficial ownership as of February 22, 2008. The address of this stockholder is: 2016 Riverside Drive, Los Angeles, California 90039.

(6) Includes 185,624 shares issuable upon the exercise of options exercisable within 60 days of March 12, 2008 and 9,375 shares issuable upon the vesting of restricted stock unit awards within 60 days of March 12, 2008.

(7) Mr. Barton ceased to be a director of Rackable Systems on April 28, 2007 and ceased to be an executive officer of Rackable Systems on April 29, 2007.

(8) Includes 4,687 shares issuable upon the vesting of restricted stock unit awards within 60 days of March 12, 2008.

(9) Includes 4,687 shares issuable upon vesting of restricted stock unit awards within 60 days of March 12, 2008.

(10) Mr. Sastri ceased to be an executive officer of Rackable Systems on February 1, 2008.

(11) Mr. Ford ceased to be an executive officer of Rackable Systems on May 23, 2007.

(12) Mr. Boisvert ceased to be an executive officer of Rackable Systems on October 25, 2007.

(13) Includes 1,874 shares issuable upon the exercise of options exercisable within 60 days of March 12, 2008.

(14) Includes 13,332 shares issuable upon the exercise of options exercisable within 60 days of March 12, 2008.

(15) Includes 28,179 shares issuable upon the exercise of options exercisable within 60 days of March 12, 2008.

(16) Includes 1,874 shares issuable upon the exercise of options exercisable within 60 days of March 12, 2008.

(17) Includes 29,345 shares issuable upon the exercise of options exercisable within 60 days of March 12, 2008.

(18) Includes 26,651 shares issuable upon the exercise of options exercisable within 60 days of March 12, 2008.

(19) Includes 325,158 shares issuable upon the vesting of restricted stock unit awards, and upon the exercise of options exercisable, in each case within 60 days of March 12, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Rackable Systems. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 29, 2007, all Section 16(a) filing requirements applicable to its officers and directors were complied with. We did not receive any representations or reports from greater than ten percent beneficial owners.

Equity Compensation Plan Information

The following table provides information as of December 29, 2007 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of options		Weighted average exercise price of outstanding options	Number of available securities remaining for future issuance
Equity compensation plans approved by stockholders (1)	2,770,726	(3)	$13.07	1,611,517	(4)
Equity compensation plans not approved by stockholders (2)	922,003		$13.25	1,066,859
Total	3,692,729		$13.13	2,678,376

(1)
Consists of four plans: our 2002 Stock Option Plan, 2005 Equity Incentive Plan (the “2005” Plan), 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and the 2005 Employee Stock Purchase Plan (the “Purchase Plan”).

(2)
Consists of one plan: our 2006 New Recruit Equity Incentive Plan (the “2006 Plan”). See Note 5 of the Notes to Consolidated Financial Statements in our 2008 Annual Report on Form 10-K for a description of this plan.

(3)
Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase up to $25,000 worth of Rackable Systems’ Common Stock (determined on the basis of the fair market value per share on the date or dates such rights are granted and subject to a maximum number of shares, as determined by the Board from time to time, which is currently 1,333 shares per purchase date) at each semi-annual purchase date (the February 14th and August 14th each year) at a purchase price per share equal to eighty-five percent (85%) of the lower of (a) the closing selling price per share of Common Stock on the date immediately preceding the start date of offering period in which that semi-annual purchase date occurs and (b) the closing selling price per share of Common Stock on the semi-annual purchase date.

(4)
Includes shares available for future issuance under the 2005 Plan, the Directors’ Plan and the Purchase Plan. As of December 29, 2007, an aggregate of 955,174, 53,752 and 602,591 shares of common stock were available for issuance under the 2005 Plan, the Directors’ Plan and the Purchase Plan, respectively.

The number of shares of common stock available for issuance under the 2005 Plan automatically increases on January 1st each year, by the lesser of:

•	4% of the total number of shares of common stock outstanding on the date immediately preceding the date of increase;

•
the greatest number of shares of common stock that could be added to the 2005 Plan as of that date without causing the number of shares not already subject to outstanding stock awards under the 2005 Plan as of that date to exceed 7% of the fully diluted number of shares of common stock on the day prior to the determination, which fully diluted number includes all shares available for issuance under all of our equity compensation plans, whether or not subject to stock awards; and

•	such smaller number as may be determined by our board of directors prior to that date.

The number of shares of common stock available for issuance under the Directors’ Plan automatically increases on January 1st each year by the number of shares of common stock subject to options granted during the preceding calendar year.

The number of shares of common stock available for issuance under the Purchase Plan automatically increases on January 1st each year by the by the lesser of:

•	1% of the total number of shares of common stock outstanding on the date immediately preceding the date of increase;

•	400,000 shares;

•
the greatest number of shares of common stock that could be added to the purchase plan as of such date without causing the number of shares that may be sold under the purchase plan as of that date to exceed 3% of the number of shares of common stock outstanding on December 31st of the preceding calendar year; and

•	such smaller number as may be determined by our board of directors prior to that date.

Executive Compensation and Related Information

Compensation of Directors

The following table shows for the fiscal year ended December 29, 2007 certain information with respect to the compensation of all non-employee directors of Rackable Systems:

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)		Option Awards ($)(2)(3)		All Other Compensation ($)		Total ($)
General Michael W. Hagee(4)	n/a		n/a		n/a		n/a		n/a
Mr. Charles M. Boesenberg	40,833		27,228	(9)	207,939	(13)	-		276,000
Mr. Gary A. Griffiths	53,500		21,783	(10)	114,621	(14)	-		189,904
Mr. Hagi Schwartz	60,917		32,674	(11)	114,349	(15)	2,889	(18)	210,829
Mr. Ronald D. Verdoorn	115,125	(7)	32,674	(12)	116,560	(16)	2,889	(18)	267,248
Mr. Douglas R. King(5)	n/a		n/a		n/a		n/a		n/a
Mr. Michael J. Maulick(6)	37,702	(8)	-		109,699	(17)	-		147,401

(1) This column represents annual director fees, non-employee chairman fees, committee chairman fees and other committee member fees earned in 2007. Excludes fees paid in 2007 but earned in 2006.

(2) The dollar amount in these columns represents the compensation cost for the year ended December 29, 2007 of awards granted in and prior to the fiscal year ended December 29, 2007. These amounts have been calculated in accordance with SFAS No. 123R, ignoring the estimates of forfeiture and using the Black Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 29, 2007 included in our Annual Report on Form 10-K.

(3) The following options were outstanding as of December 29, 2007: Mr. Boesenberg, 34,749; Mr. Griffiths, 47,332; Mr. Schwartz, 50,666; and Mr. Verdoorn, 45,666. The following restricted stock units were outstanding as of December 29, 2007: Mr. Boesenberg, 14,647; Mr. Griffiths, 11,718; Mr. Schwartz, 17,577; and Mr. Verdoorn, 17,577.

(4) General Hagee joined the Board in February 2008.

(5) Mr. King joined the Board in February 2008.

(6) Mr. Maulick left the Board of Directors in May 2007.

(7) Includes a special payment of $50,000 for the period of June 2007 through November 2007.

(8) Includes a special payment of $20,000 for consulting in 2007.

(9) Consists of $21,782 and $5,446, representing the compensation expense incurred by us in fiscal year 2007 in connection with the restricted stock unit awards to Mr. Boesenberg to purchase up to 12,500 shares of common stock on June 11, 2007 and 3,125 shares of common stock on June 11, 2007.

(10) Consists of $21,783, representing the compensation expense incurred by us in fiscal year 2007 in connection with the restricted stock unit award to Mr. Griffiths to purchase up to 12,500 shares of common stock on June 11, 2007.

(11) Consists of $21,783 and $10,891, representing the compensation expense incurred by us in fiscal year 2007 in connection with the restricted stock unit awards to Mr. Schwartz to purchase up to 12,500 shares of common stock on June 11, 2007 and 6,250 shares of common stock on June 11, 2007.

(12) Consists of $21,783 and $10,891, representing the compensation expense incurred by us in fiscal year 2007 in connection with the restricted stock unit awards to Mr. Verdoorn to purchase up to 12,500 shares of common stock on June 11, 2007 and 6,250 shares of common stock on June 11, 2007.

(13) Consists of $121,863, $74,307, $9,876 and $1,893, representing the compensation expense incurred by us in fiscal year 2007 in connection with the option grants to Mr. Boesenberg to purchase up to 18,667 shares of common stock on August 29, 2006, 11,333 shares of common stock on August 29, 2006, 3,333 shares of common stock on April 26, 2007 and 1,416 shares of common stock on May 23, 2007.

(14) Consists of $13,179, $4,882, $66,296, $19,599, $5,762, $1,114 and $3,789, representing the compensation expense incurred by us in fiscal year 2007 in connection with the option grants to Mr. Griffiths to purchase up to 11,333 shares of common stock on November 4, 2004, 3,333 shares of common stock on November 4, 2004, 25,334 shares of common stock on November 2, 2005, 2,833 shares of common stock on May 31, 2006, 833 shares of common stock on May 31, 2006, 833 shares of common stock on May 23, 2007 and 2,833 shares of common stock on May 23, 2007.

(15) Consists of $9,753, $11,719, $48,851, $19,599, $17,295, $3,343 and $3,789, representing the compensation expense incurred by us in fiscal year 2007 in connection with the option grants to Mr. Schwartz to purchase up to 11,333 shares of common stock on August 18, 2004, 10,000 shares of common stock on August 18, 2004, 18,667 shares of common stock on November 2, 2005, 2,833 shares of common stock on May 31, 2006, 2,500 shares of common stock on May 31, 2006, 2,500 shares of common stock on May 23, 2007 and 2,833 shares of common stock on May 23, 2007.

(16) Consists of $18,153, $75,019, $19,599, and $3,789, representing the compensation expense incurred by us in fiscal year 2007 in connection with the option grants to Mr. Verdoorn to purchase up to 11,333 shares of common stock on March 16, 2005, 28,667 shares of common stock on November 2, 2005, 2,833 shares of common stock on May 31, 2006, and 2,833 shares of common stock on May 23, 2007.

(17) Consists of $13,179, $4,863, $66,296, $19,599, and $5,762, representing the compensation expense incurred by us in fiscal year 2007 in connection with the option grants to Mr. Maulick to purchase up to 11,333 shares of common stock on November 4, 2004, 3,333 shares of common stock on November 4, 2004, 25,334 shares of common stock on November 2, 2005, 2,833 shares of common stock on May 31, 2006, and 833 shares of common stock on May 31, 2006.

(18) Consists of amounts paid for our contribution to the payment of the director’s medical insurance premiums.

In July 2007, our cash compensation for our non-employee directors changed, effective June 1, 2007. The cash compensation arrangement applicable to our non-employee directors, both before and after June 1, 2007, is as follows:

	Before	After
	June 1, 2007	June 1, 2007
Annual Retainer for Board Members:	$35,000	$45,000

Annual Retainer for Committee Positions:

Audit Committee Chairperson:	$15,000	$20,000
Other Audit Committee members:	$2,500	$10,000

Compensation Committee Chairperson:	$5,000	$10,000
Other Compensation Committee members:	$2,500	$5,000

Nominating Committee Chairperson:	$5,000	$6,000
Other Nominating Committee members:	$2,500	$3,000
Strategic Planning Committee Chairperson:	n/a	$4,000
Other Strategic Planning Committee members:	n/a	$2,000

Annual Retainer for Non-Employee Chairman of the Board:	$20,000	$20,000	(1)

(1)	Plus an additional retainer of $50,000 for period from June 2007 through November 2007.

All retainer payments will be paid quarterly in arrears, pro-rated for any partial quarters served. In addition, we also reimburse our non-employee directors for all reasonable expenses incurred in attending meetings of the Board and its committees.

Grants of Options and Stock Awards to Directors

The following table sets forth each award granted to our non-employee directors during 2007, together with the exercise price per share and grant fair value of each award computed in accordance with SFAS No. 123R using the Black-Scholes-Merton model.

2007 Grants of Options and Stock Awards to Directors

	Option Awards				Stock Awards
Name	Grant Date	Options Granted in 2007 (#)(1)	Option Exercise Price ($)	Grant Date Fair Value of Option Award ($)	Grant Date	Restricted Stock Unit Awards Granted in 2007 (#)		Restricted Stock Unit Award Exercise Price ($)	Grant Date Fair Value of Stock Award ($)

General Michael W. Hagee	—	—	—	—	—	—		—	—
Mr. Charles M. Boesenberg	04/26/2007 05/23/2007	3,333 1,416	12.58 11.83	41,929 16,751	06/11/2007 06/11/2007	12,500 3,125	(2) (3)	— —	165,375 41,344
Mr. Gary A. Griffiths	05/23/2007 05/23/2007	833 2,833	11.83 11.83	9,854 33,514	06/11/2007	12,500	(2)	—	165,375
Mr. Hagi Schwartz	05/23/2007 05/23/2007	2,500 2,833	11.83 11.83	29,575 33,514	06/11/2007 06/11/2007	12,500 6,250	(2) (4)	— —	165,375 82,688
Mr. Ronald D. Verdoorn	05/23/2007	2,833	11.83	33,514	06/11/2007 06/11/2007	12,500 6,250	(2) (5)	— —	165,375 82,688
Mr. Douglas R. King	—	—	—	—	—	—		—	—
Mr. Michael J. Maulick	—	—	—	—	—	—		—	—

(1)
All shares vest as to 1/12th of the shares per month commencing on May 23, 2010, except with respect to Mr. Boesenberg’s options granted on April 26, 2007, which shall vest as to 1/48th of the shares monthly from the date of grant.

(2)	All shares will vest over four years, commencing on November 15, 2007, and quarterly thereafter with each quarter of service to Rackable Systems’ Board of Directors.

(3)	All shares will vest over four years, commencing on November 15, 2007, and quarterly thereafter with each quarter of service as Chairman of the Compensation Committee.

(4)	All shares will vest over four years, commencing on November 15, 2007, and quarterly thereafter with each quarter of service as Chairman of the Audit Committee.

(5)	All shares will vest over four years, commencing on November 15, 2007, and quarterly thereafter with each quarter of service as Chairman of Rackable Systems’ Board of Directors.

In January 2005, we adopted our 2005 Non-Employee Directors’ Stock Option Plan to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors who are not our employees or consultants or who can exercise voting power over 10% or more of our common stock. Under our 2005 Non-Employee Directors’ Stock Option Plan:

•	any new non-employee director will receive an initial option to purchase 11,333 shares of common stock;

•	any non-employee director who becomes our audit committee chairman will receive an initial option to purchase 10,000 shares of common stock; and

•	any non-employee director who becomes our compensation or nominating and corporate governance committee chairman will receive an initial option to purchase 3,333 shares of common stock.

In addition, under our 2005 Non-Employee Directors’ Stock Option Plan, each non-employee director receives an annual option grant to purchase 2,833 shares of our common stock, our audit committee chairman receives an annual grant to purchase 2,500 shares of our common stock, and each compensation committee chairman and nominating and corporate governance committee chairman receives an annual grant to purchase 833 shares of our common stock. Annual grants will be reduced proportionally if the person did not serve in that capacity for the full year prior to the annual grant.

Additional grants of stock options are made to non-employee directors pursuant to a policy approved in 2006 as follows:

•
each non-employee director who is appointed as a member of the Board of Directors is granted an option to purchase 18,667 shares of common stock, effective upon the date of such appointment. One Forty-Eighth (1/48) of such shares would vest for each full month of Board service following the grant date; and

•
prior to June 2007, under this same policy, each non-employee director was granted an option to purchase 7,167 shares of common stock upon re-election to the Board of Directors at each annual meeting. The policy with respect to annual grants was terminated in June 2007.

These options would be granted out of our 2005 Equity Incentive Plan and will be granted in addition to any automatic grants provided for under our 2005 Non-Employee Directors’ Stock Option Plan.

Compensation Discussion and Analysis

Overview

The Compensation Committee (the “Committee”) of the Board has responsibility for establishing, overseeing, implementing and continually monitoring our compensation programs. The primary objectives of the Committee with respect to executive compensation are as follows:

1.	to attract and retain qualified senior executive management;
2.	to fairly compensate senior executives for the value of work provided;
3.	to compensate executives for achieving specific company goals and objectives;
4.	to provide equity awards to executives so that each executive has a meaningful ownership interest in the company to align the executive’s interests with those of our stockholders; and
5.	to implement our executive compensation program in an objective and non-discriminatory manner.

To achieve these objectives, the Committee implements and maintains compensation plans that tie a substantial portion of executives' overall compensation to individual and company performance. Overall, the Committee strives to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.

2007 Background

To understand why the Committee took the actions that it did during 2007, it is important to understand the context in which the Committee performed its duties. Rackable Systems encountered unforeseen and unprecedented challenges in 2007 that mandated extraordinary actions by the Committee in order to enable Rackable Systems to successfully negotiate through this difficult year.

Following the Committee’s review and implementation of the company’s compensation plans for 2007, we pre-announced a loss for the first quarter of 2007, based on, among other challenges, intense competition in our largest accounts. In our pay-for-performance compensation culture, this justly resulted in no bonuses being paid to our Chief Executive Officer, President and Chief Financial Officer for the first quarter of 2007. However, this was just the beginning of the extraordinary circumstances we faced in 2007.

The year 2007 was a year of extreme changeover in our executive management, and this changeover extended into 2008. By the end of May 2007, four out of five of our named executive officers listed in our 2007 proxy statement – our Chief Executive Officer, President, Vice President of Worldwide Sales and Vice President of Engineering — were no longer with the company. Further, one of our named executive officers in this proxy statement, Gautham Sastri, left the company as of February 1, 2008, and in February 2008 we announced that our Chief Financial Officer, Madhu Ranganathan, is leaving the company. As a result, beginning in May 2007 and extending into 2008 we have had to, and are continuing to, rebuild the company’s executive management team without business interruption, and in an increasingly competitive business environment.

Along with these extensive changes in executive management, the company experienced a significant decline in stock price. In the period between the company’s first quarter 2007 preannouncement on April 4, 2007, and April 27, 2007 (i.e. the first trading day following the company’s announcement of first quarter 2007 financial results), the company market capitalization lost one third of its value. This precipitous decline in stock price continued throughout 2007 and into 2008, even though the company, under the leadership of its new Chief Executive Officer Mark Barrenechea, would accomplish the following: (i) the company achieved successive quarterly growth for the remaining quarters of 2007 – including achieving its single largest revenue quarter in the history of the company; and (ii) the company would achieve its revised 2007 annual targets for revenue, non-GAAP gross margin and non-GAAP net income.

As one would expect, these unforeseen events created trying times for the company’s directors, former and new executive management team and, of course, stockholders. However, to fully appreciate the challenges unfolding during 2007, one must recognize the overwhelming impact these events would have on the company’s employees. From managers to individual contributors – across the back office and on the manufacturing lines – the company’s employees, as individuals and as a whole, faced employment uncertainty. While seeing Rackable Systems’ stock price decline, resulting in stock options being rendered valueless, they were asked to make professional and personal sacrifices of time and commitment for the long term value of the company. In determining its course of actions during this period, the Committee, in order to sustain the company through these challenges, would focus on the company’s most significant asset: its human resources. It is in confronting this impact on the vast majority of the company’s employees, that the Committee would undertake a one-time program to exchange underwater stock options, which is discussed in detail below.

Finally, the Committee itself was not protected from undergoing a changeover in leadership. In May 2007, the Chairman of the Committee resigned as a member of the Board. Fortunately, Chuck Boesenberg was able to assume the role of Chairman of the Committee as it would navigate through the challenging waters of the company’s forthcoming transition. Mr. Boesenberg’s extensive experience includes serving as a chief executive officer for three companies in the IT industry, and serving or having served as compensation committee chairman or compensation committee member of multiple other public companies. Rackable Systems is fortunate to be able to rely on Mr. Boesenberg’s experience, as well as the extensive experience of the rest of our Committee members, in steering the company through its current transition.

Compensation Consultants and Market Positioning Philosophy

For determining executive compensation in 2007, the Committee utilized the findings provided to the Committee in June 2006 bythe compensation consulting firm of Mercer Human Resource Consulting Group, to evaluate our compensation practices and to assist in developing and implementing the executive compensation program. The Mercer firm developed a competitive peer group and performed analyses of competitive compensation levels relative to this peer group and surveys of market compensation practices. It also met with members of the Committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the labor and capital markets in which we compete. It developed recommendations that were reviewed by the Committee and used by the Committee as part of its compensation decision making process. The data used in the Mercer review consisted of compensation practices among 15 public technology companies with comparable median revenues (“Peer Companies”) as well as compensation data from Mercer’s executive compensation database covering a broader selection of companies of similar size to Rackable Systems. The Peer Companies were:

Brocade Communications Systems, Inc.	Electronics for Imaging, Inc.
Emulex Corporation	Synaptics Incorporated
Novatel Wireless, Inc.	SBS Technologies, Inc.
Neoware, Inc.	Tibco Software Inc.
Infospace, Inc.	Webex Communications, Inc.
Digital River, Inc.	Digital Insight Corporation
JDA Software Group, Inc.	webMethods, Inc.
iPass Inc.

Compensation elements included in the review included annual base salary, annual target bonus and stock awards for executive officers. Mercer had previously also advised the Committee as to the appropriate levels to be set in connection with our change in control plans in 2006 to provide the appropriate incentives for our executive officers to support an acquisition of our company in the event that the Board of Directors determined to pursue such an acquisition, taking into account the lost value of stock options in the event that our company was acquired prior to the date upon which acceleration of the options held by these executive officers would be effective. The Committee also retained the technology industry compensation consulting firm of Radford Surveys and Consulting, a division of Aon Consulting, Inc., to assist in reviewing annual Board and Board committee retainers, meeting fees and stock awards for Board members.

Entering 2007, the Committee targeted the 50th percentile, defined as the middle point of relevant peer group market data discussed below, for each element of compensation and with respect to total compensation. The Committee has determined this is an appropriate target market position to enable Rackable Systems to attract and retain the level of executive talent it believed will improve operational performance and stockholder value. Actual total cash compensation approved by the Committee for the named executive officers eligible for annual adjustment ranged from the 49th to 51st percentiles.

With the changeover in management, the Committee determined compensation of the new executive officers based on arms-length negotiations with the new executive officers, striving to reach executive compensation packages that were within the range of target compensation discussed above yet necessary to attract these new executive officers.

Role of Chief Executive Officer and Management in Compensation

Our Chief Executive Officer provides the Committee with the following:

▪	Input on the individual performance of executive officers;
▪	Input and advice on succession planning considerations;
▪	Recommendations on the design and structure of quarterly incentive and long-term equity incentive compensation;
▪	Information on recruiting and hiring trends and key employment statistics; and,
▪	Other information as requested by the Committee.

The Chief Executive Officer generally attends Committee meetings. However, at each in-person meeting the Committee holds an executive session without management present. In addition, our Chief Executive Officer is not present during the deliberations and voting on his compensation.

Compensation Components

The Committee divides compensation into the following components:

•	base salary;
•	quarterly bonuses;
•	long-term equity-based incentive awards;
•	severance and change in control arrangements; and
•	other compensation.

Base Salary.    The Committee establishes base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the Committee believes that executive base salaries should be targeted at the 50th percentile of salaries for executives in similar positions and with similar responsibilities at Peer Companies in order to attract and retain qualified executives. The Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. However, as discussed above, initial base salaries for our new executive officers were determined in arms-length negotiations with these officers, but within the ranges generally targeted by the Committee. Actual 2007 base salary compensation approved by the Committee for the named executive officers eligible for annual adjustment was at the 50th percentile.

Annual Bonus.    The Committee believes that a substantial portion of the annual cash compensation for each executive officer should be in the form of variable incentive bonuses and our policy is to target annual incentive bonuses at the 50th percentile of Peer Companies. Target annual incentive bonuses for each of the named executive officers is set forth in the compensation tables following this Compensation Discussion and Analysis. Actual bonuses are then determined quarterly based on company performance, as described below, and for 2006 and 2007 is reflected in the summary compensation table. Actual annual bonus compensation approved by the Committee for the named executive officers eligible for annual adjustment ranged from the 47th to 50th percentiles.

First Quarter of 2007. We did not have a corporate bonus plan for a majority of our employees, including management, for the first quarter of 2007, and for that quarter bonus determinations were discretionary. As discussed above, due to the fact that we pre-announced a loss for the first quarter of 2007, the Committee determined that no bonuses were to be paid to our Chief Executive Officer, President and Chief Financial Officer, and that the remainder of company personnel would receive a reduced discretionary bonus equal to 50% of proposed target bonus for the quarter, including Mr. Coglitore, our Chief Technology Officer, in an effort to balance disappointing company performance with employee retention and morale issues.

Second Quarter 2007 Corporate Bonus Plan. For the second quarter of 2007, the Committee determined that our corporate bonus plan would be based solely on revenues, and determined that no bonuses would be paid unless a minimum revenue amount is met, and above that minimum revenue amount bonuses would be paid between 75% and 125% of target bonus based upon the revenues achieved above the minimum revenue amount. The targets were consistent with our publicly disclosed revenue targets. In addition, no bonuses would be paid out if the company did not have positive non-GAAP net income for the quarter. Non-GAAP net income (loss) excludes stock-based compensation expense, excess and obsolete inventory charges related to next-generation technology shifts and related recoveries, severance costs associated with executive management departures, write-off of in-process research and development, amortization of intangibles recorded in connection with the Terrascale acquisition, amortization of patents and customer list in connection with the acquisition of the company's predecessor and cash payments related to the Terrascale acquisition and, as well, excludes the related tax effects of the applicable items. These charges are excluded as the Committee believes that they are not central to the company’s core operating performance, which is the basis for which management and the Board assesses company bottom line performance. This metric is the same as non-GAAP net income as historically calculated and reported in our quarterly earnings releases.

The Committee approved the design of this plan to focus management’s attention on revenue generation, with the constraint that revenue generation could not be accomplished by sacrificing non-GAAP net income. The Committee established the revenue targets based upon management forecasts, setting a 100% payout at the top of the range of our revenue projections for the quarter to provide incentives for above-expectation performance, and zero bonus for revenue performance below the middle of our range of expected performance.

Second Half 2007 Corporate Bonus Plan. In August 2007, the Committee approved a corporate bonus plan for the second half of 2007. The plan includes the company’s executive officers. The corporate bonus plan provided that the executive officers’ target quarterly bonuses would be payable based upon (1) the achievement of revenue targets established by the Committee each quarter, and (2) the application of a “bonus percentage” multiplier based on the non-GAAP gross margin achieved in the quarter. Non-GAAP gross margin excluded stock-based compensation expense, excess and obsolete inventory charges related to next-generation technology shifts and related recoveries. The Committee determined to add non-GAAP gross margin to the plan to better align incentive compensation to the key metrics upon which the Board evaluates company performance given that we regularly report non-GAAP gross margin on a quarterly basis. The corporate bonus plan provided for a three-step process to determine the amount of target bonus “earned,” as follows:

(1)
If at least the minimum revenue threshold was achieved then a percentage was assigned, determined by the amount of actual revenues achieved in the quarter as compared to target revenues, which was 75% for the minimum threshold, 100% for target revenue, and greater than 100% if actual revenues exceeded target revenues; and

(2)
If a payable revenue-based threshold was achieved, a multiplier, determined by the non-GAAP gross margin achieved in the quarter, was applied to the percentage to arrive at a “Bonus Percentage” multiplier. These multipliers ranged from:

•	0, eliminating the bonus if the non-GAAP minimum gross margin target was not achieved;
•	less than 1.0, if non-GAAP gross margin was greater than the minimum target but less than the target non-GAAP gross margin;
•	1.0, if target non-GAAP gross margin was achieved; and
•	more than 1.0, if non-GAAP gross margin was more than target.

(3)	The plan participant’s quarterly bonus was then determined by multiplying the plan participant’s quarterly target bonus by the Bonus Percentage.

In the event of achievement of the revenue and non-GAAP gross margin targets, the respective percentage is established at 100%; in the event of over-achievement of the revenue and/or non-GAAP gross margin targets, the percentage with respect to the component relating to that metric may exceed 100% but the amount of the quarterly bonus is capped at a fixed percentage above the plan participant’s quarterly bonus target. The amount of quarterly bonuses is capped at 132% above the quarterly bonus target by the Committee, as fiscal prudence to keep compensation within budgetary constraints. The Committee set the revenue and non-GAAP gross margin targets for the third and fourth quarters of 2007 in those respective quarters based upon the company’s business projections to which the company would be driving. As a result of introducing the non-GAAP gross margin targets into the plan, which addressed the need to make sure that revenue generation could not be accomplished by sacrificing non-GAAP net income the Committee discontinued the non-GAAP net income metric.

For Mr. Boisvert, his first year bonus was guaranteed at 100% of target for the second and third quarters of 2007 based on arms-length negotiations with Mr. Boisvert in connection with his agreement to join the company in March 2007.

Long-Term Equity-Based Incentive Awards.    The goal of Rackable Systems’ long-term, equity-based incentive awards is to provide each executive officer with an incentive to manage Rackable Systems from the perspective of an owner with an equity stake in the business. The Committee further believes that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. In addition, The Committee believes that having a meaningful equity ownership in the company assists us in retaining our key employees. The Committee determines the size of the equity-based incentives according to:

•	each executive’s position within Rackable Systems;
•	the level it considers appropriate to create a meaningful opportunity for reward based on increasing stockholder value;
•	the fiscal period’s budget for necessary compensation expense;
•	the individual’s performance;
•	his potential for future responsibility and promotion; and
•	competitive compensation targets for the individual’s position and level of contribution.

The Committee considers these factors independently and with input from management, together with the objective information provided to it by Mercer, in awarding long-term equity-based incentive awards.

During 2007, the Committee made option grants and restricted stock grants to Rackable Systems’ executive officers. Each option grant allows the executive officer to acquire shares of Rackable Systems’ common stock at a fixed price per share. The option grant will provide a return only if Rackable Systems’ common stock appreciates over the option term. In addition to option grants, the Committee granted restricted shares to executives. The return provided by the restricted shares will be based on the company’s stock price at the time the restricted shares are sold. The Committee considered the facts and circumstances surrounding our 2007 transition, including employee morale and retention, together with the recommendations provided to it by Mercer. As a result of these efforts, the Committee independently determined the amounts of, and vehicles used for, equity grants to executives.

Option Exchange Program. As described above, our stock price decreased dramatically in 2007. As a result, many of the stock option awards that were outstanding had exercise prices that were significantly above our current trading price, thereby providing little or no incentive or retention function. Given the level of uncertainty we were facing, which was creating severe morale and retention issues at the company, the Committee, upon the recommendation of new management, considered in May 2007 conducting a tender offer, in which we would offer to exchange stock options that had exercise prices that were at least several dollars above our then current trading price for new equity awards that would provide the incentive and retention functions lacking in the out-of-the-money options. At the Committee’s direction, management hired Radford to conduct an analysis of the appropriate equity awards, exchange ratios and vesting conditions for the exchange offer. In June 2007, management discussed the option exchange alternatives with the Committee after having received the guidance of Radford as to the various alternatives, the then current share reserve, the fact that we had just hired our new Chief Executive Officer, and the fact that many outstanding stock options had exercise prices well in excess of our then current trading price.

Following the recommendations of Radford, in June 2007 we commenced a tender offer in which we offered to exchange stock options that had exercise prices that were at least several dollars above our then current trading price for restricted stock units. The decision to utilize restricted stock units in the tender offer was based, in part, on the need to maximize the lack of additional available in our equity plans at the time, and the challenges facing the Committee’s and our new management leadership. The Committee approved the tender offer to improve morale and retention with our employees, as well as to free up shares under our equity plans to enable us to grant additional equity awards as needed to further enable us to provide the equity incentives that we needed to retain key employees as well as hire additional key employees necessary to enhance our business. In addition, the Committee considered the effect the tender offer would have on reducing our accounting charges for stock-based compensation when designing the program. The Committee determined to grant restricted stock unit awards in exchange for stock options, rather than to grant new stock options, because:

•	restricted stock unit awards would require that fewer shares be issued, resulting in shares being returned to our equity incentive plans;
•	restricted stock unit awards would be more favorable to shareholders than stock options, as they would be economically neutral, have minimal cost, and not be as dilutive as stock options; and
•	restricted stock units would provide continual incentives in the event that our stock price decreased further.

In determining the appropriate exchange ratios, the Committee balanced the need to provide exchange ratios and awards that would be attractive to our employees so that they would participate in the tender offer, with the desire to have the accounting charge for the exchange to be neutral. The Committee also established the vesting for the restricted stock units to be based on the length of time that the options had been out standing, with a three-year vesting schedule for restricted stock units issued in exchange for options granted after October 1, 2006, and a two-year vesting schedule for options granted before that date. The Committee made this determination based on the fact that earlier-granted options were already partially vested, and therefore the vesting of the restricted stock units should reflect the fact that the options exchanged were partially vested. The Committee determined not to tie the vesting schedules of the restricted stock units to the vesting schedules of the stock options exchanged as the Committee wanted to have more of the restricted stock units unvested at the time of grant to serve the intended purposes of increasing retention, and providing greater incentives for performance. The Committee made its determinations on all of these design parameters based on the recommendations of Radford.

Severance and Change of Control Arrangements.    We provide severance benefits to our named executive officers in the event of termination without cause. We also provide benefits in the event that a named executive officer is terminated without cause following a corporate change-in-control. These benefits include continued salary, which may be paid over time or in a lump sum, continued health coverage, accelerated vesting of equity awards, and extended exercisability of equity awards. Most of these benefits were determined through arms-length negotiations at the time each executive was hired by Rackable Systems, and are therefore different for each executive. For the arrangements entered into with existing executive officers, these arrangements were entered into out of fairness to these executive officers in order to put these officers in a similar position, based on level, as the rest of the executive officers. The Committee, in negotiating these arrangements, agreed to the specific provisions based on the level of the executive officer, the level of severance and change in control benefits held by other executive officers, and its negotiating power in the negotiations. The Committee believes these provisions were necessary to attract the executives to the company with respect to those entered into in connection with the executive officer joining the company, are important for the retention of our executive officers, especially in a time of uncertainty, and are customary for executive officers holding these positions. In addition, given our significant transitional events in 2007, the Committee, under the its new leadership, imposed a standardized executive employment agreement, containing consistent and equitable provisions regarding severance, change of control and other terms of employment, together with appropriate provisions designed to protect and benefit Rackable Systems in the event of an executive officer’s termination. A summary of the material terms of these Employment Agreements, together with a quantification of the benefits available under the agreements, may be found in the section of the proxy statement entitled “Executive Compensation —Potential Payments Upon Termination or Change of Control.”

Change of Control Plans.   During 2006, the company adopted two separate change of control plans, one in which Mr. Barton and Mr. Ford would participate, and the other in which Ms. Ranganathan would participate. These plans provided for a cash payment to the executive in the event that the change of control of the company occurred before June 8, 2007. The cash payment was to be calculated based upon the “premium” received in the change in control in order to provide the incentive for the executives to achieve the largest premium possible in the event of negotiating a transaction. For Ms. Ranganathan, her employment must also have been terminated by the company without cause (as defined in the Severance Plan), or by Ms. Ranganathan as a result of a constructive termination by June 8, 2007 in order to receive the cash payment. Mr. Barton and Mr. Ford had a “single trigger” under their change of control plan, which is consistent with the option acceleration provision contained in their employment agreements. Ms. Ranganathan had a “double trigger” under her change of control plan, which is consistent with the option acceleration provision contained in her employment agreement. All of the executives had stock awards granted under the company’s 2005 Equity Incentive Plan which restricted the accelerated vesting of stock awards. The restriction on the accelerated vesting of stock awards in the 2005 Equity Incentive Plan ceased on June 8, 2007 which is the termination date of the change of control plans. Mercer advised the Committee as to the appropriate levels to be set in connection with these plans as described above.

Retention Bonus Agreement with Mr. Coglitore. We entered into a Retention Bonus Agreement with Mr. Coglitore which was amended in January 2007, which provided for a bonus of $2.5 million to be paid to Mr. Coglitore in the event that Rackable Systems enters into a definitive agreement for a change in control of Rackable Systems on or before the agreement termination date and the change in control occurs. This agreement expired on December 31, 2007. This agreement is described below under “Executive Compensation — Potential Payments Upon Termination or Change of Control.” This agreement was entered into with Mr. Coglitore in arms-length negotiations with Mr. Coglitore. The Committee negotiated and approved this agreement as necessary in order to retain the services of Mr. Coglitore, which the Committee believed was justifiable given Mr. Coglitore’s importance to the company.

Severance Agreements With Messrs. Barton and Ford. In May 2007, we entered into severance agreements with Messrs. Barton and Ford in connection with their termination of employment with the company. These agreements provide for severance benefits consistent with what we were already required to pay them in connection with a termination of their employment by us without cause under their then current employment agreements. In addition, we agreed to pay their attorney fees up to $5,000. These agreements are described below under “Executive Compensation — Potential Payments Upon Termination or Change of Control.” The Committee believed that these agreements were fair to the company as they were consistent with the arrangements then currently in place with these two executive officers, and we obtained a release of claims in connection with these agreements.

Other Compensation

Additional Retention Agreement with Mr. Coglitore. In January 2007, we entered into a Retention Agreement Mr. Coglitore, which provides Mr. Coglitore a bonus of $250,000 on each of December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010. This agreement is described below under “Executive Compensation — Potential Payments Upon Termination or Change of Control.” This agreement was entered into with Mr. Coglitore in arms-length negotiations with Mr. Coglitore. The Committee negotiated and approved this agreement as necessary in order to retain the services of Mr. Coglitore, which the Committee believed was justifiable given Mr. Coglitore’s importance to the company.

In addition, for Mr. Coglitore, Mr. Barton and Mr. Ford, the company paid the employee portion of the premium for the company health plans in which these executives enrolled. This benefit was agreed to by the Board of Directors, in Mr. Cogliatore’s case, when the company was formed in its current corporate structure in 2002, and, for Mr. Barton and Mr. Ford, when they joined the company in 2002. We believe that this perquisite was reasonable and was a factor in retaining these executive officers.

2008 Compensation

The events of 2007 continued to impact us as we underwent our transformation. As 2008 approached, the Committee and management approached the compensation exercise with a renewed sense of urgency and focus, in order to attract and retain our key employees in the face of the continuing uncertainty confronting us. The Committee and management oversaw a series of company-wide human resource efforts focusing on the retention of key employees. Key employees were identified as part of a performance review effort, which was combined with a comprehensive exercise undertaken by the company at the direction of the Committee with services provided by Radford Consulting, to standardize compensation packages and update the market range levels for each job title and function in the company. All of the base, equity and incentive compensation data within these ranges were then benchmarked, with the assistance of Radford Surveys, resulting in a comprehensive update to our workforce compensation data, which now reflected industry as well as geographic location standards. The Committee also revisited our equity offerings. No recently hired members of the executive management team had participated in our tender offer, which had focused on retaining our valuable legacy employees during the events of earlier in the year. For those newly hired executives, the purpose of their initial compensation awards had quickly become defeated, given our stock price volatility brought on by the earlier events of 2007. Thus, 2008 compensation planning would have a one-time, unprecedented singular focus on retention of our most valuable employees, including our executive management team. Given the company’s new management and the Committee’s new leadership, the Committee determined to use a new, independent, well-established compensation consultant in order to obtain a fresh and independent perspective. On November 8, 2007, the Committee engaged Towers Perrin to conduct a competitive analysis of our executive compensation, and to evaluate the competitiveness against our industry, and a broader, updated peer group. We also engaged Compensia to conduct a survey on equity overhang and burn rates applicable to our industry and peer group, in order to maximize the use of equity available to us in our equity plans, given our current business plan and goals.

Towers Perrin compiled the peer group as a selection of companies representing a cross section of competitors in the servers and mass storage systems sectors with similar business focus, labor market and size to Rackable Systems. In addition, Towers Perrin compared Rackable Systems’ compensation to a broader set of compensation data from a Radford survey to make a generalized comparison relative to the high technology industry as a whole. Companies in the peer group were:

Adaptec, Inc.	Brocade Communications Systems, Inc.
Concurrent Computer Corporation	Cray Inc.
Datalink Corporation	Emulex Corporation
Iomega Corporation	LSI Corporations
Network Engines, Inc.	Pinnacle Data Systems, Inc.
Quantum Corporation	Radisys Corporation
Silicon Graphics, Inc.	Super Micro Computer, Inc.

Towers Perrin compared each component of executive compensation for each executive officer against the median peer group results, and made recommendations to the Committee based on these recommendations. The Committee then determined base salary and target bonus for each of our executive officers for 2008 based on these recommendations, and targeting approximately the 50th percentile as being fair compensation consistent with other companies with which we compete for executive talent.

In February 2008, the Committee also granted restricted stock unit awards to our named executive officers, as well other key employees across the company. The portion of these grants made to the executive officers by the Committee were based on independent information provided by Towers Perrin. As noted above, no recently hired members of the executive management team participated in our tender offer, which focused on retaining our valuable legacy employees during the events of 2007. These restricted stock units were awarded, rather than stock options, in part, because our stock value remained low despite our attainment of revised annual projections for 2007. The Committee and management recognized the need to retain and attract quality individuals to serve the company at this pivotal time. In order to accomplish this, the need to rebalance the equity vehicles used for stock awards at the company became apparent. The Committee, therefore, relying on newly compiled and objective data, approved the 2008 restricted stock grants as a one-time retention event, based on the range of objective models provided by Towers Perrin and the levels it determined necessary in order to restore and maintain stability and enable the company to focus on completing and emerging from its transformation.

In March 2008, the Committee also approved a full fiscal year corporate bonus plan directly correlated to the metrics used for our forecasted performance for the same annual period. The 2008 corporate bonus plan is an integral part of compensation for all or nearly all of our management and other key personnel, including our executive officers.  The corporate bonus plan provides that bonuses are payable quarterly based upon (1) the achievement of revenue and non-GAAP gross margin performance targets established by the Committee, and (2) target bonus amounts for each individual established by the Committee. For a bonus to be “earned” and payable for a given quarter, the quarterly revenue and non-GAAP gross margin must each be within the range of quarterly revenue and non-GAAP gross margin performance targets set for purposes of the corporate bonus plan, which are based upon the company’s business projections to which the company would be driving.  In the event of achievement of the revenue and non-GAAP gross margin performance targets, the respective percentage established at 100% of the target bonus amounts will be earned.  In the event of under-achievement of one or both of the Committee established performance target ranges, quarterly bonuses under the Plan can result in either 0%, 50% or 75% of the quarterly bonus target being earned, depending on the specific levels of actual revenue and non-GAAP gross margin performance achieved; in the event of no under-achievement and over-achievement of one or both of the revenue and/or non-GAAP gross margin targets, the percentage can result in either 125% or 150% the quarterly bonus target earned, depending on the specific levels of actual revenue and non-GAAP gross margin performance.

The Committee approved the redesign of the 2008 corporate bonus plan based upon the recommendations received from management and, with respect to the amounts awarded to the named executive officers, from Towers Perrin. The Committee believes that this simpler plan with interaction between both of the key drivers of our performance, revenue and and gross margin, further aligns the performance based compensation of our key contributors to the company’s overall success. The 2008 corporate bonus plan, as a full year plan, also provides an element of stability and retention following the challenging transitional events which confronted us in 2007. As such, we believe that the 2008 corporate bonus plan, in the context of the overall compensation allocated to executive management and our other key contributors, strengthens and provides needed stability at this time.

Compensation Committee Report(1)

The Compensation Committee of the Board of Rackable Systems, Inc. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:
Charlie M. Boesenberg (Chairman)
Ronald D. Verdoorn
Gary A. Griffiths (2)
Mark J. Barrenechea (2)

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Rackable Systems under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

(2) Former member of the Compensation Committee, serving on the Compensation Committee for a portion of 2007.

Executive Compensation

Summary of Executive Compensation

The following table shows the compensation awarded or paid to, or earned by, each person serving as our Chief Executive Officer during 2007, our Chief Financial Officer and our three other most highly compensated executive officers serving in such capacity at December 29, 2007 and one former executive officer who departed from Rackable Systems during the fiscal year. We refer to these employees collectively as our “named executive officers.”

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

Mark J. Barrenechea President and Chief Executive Officer	2007	236,923	-		281,301		2,245,347		183,702		14,034	(15)	2,961,307
	2006	n/a	n/a		n/a		n/a		n/a		n/a		n/a

Thomas K. Barton Former President and Chief Executive Officer	2007	175,477	—		176,432	(4)	2,043,809	(7)	—		263,385	(16)	2,659,103
	2006	340,000	—		70,016		760,379		120,006		5,544	(17)	1,295,945

Madhu Ranganathan Chief Financial Officer	2007	271,704	—		385,134		578,927	(8)	83,213		3,238	(18)	1,322,216
	2006	200,000	—		21,543		927,768		61,011		—		1,210,322

Giovanni Coglitore Chief Technology Officer	2007	260,577	12,500	(3)	225,159		286,146	(9)	104,250	(13)	255,161	(19)	1,143,793
	2006	n/a	n/a		n/a		n/a		n/a		n/a		n/a

Anthony P. Gaughan Senior Vice President and Chief Products Officer	2007	125,654	—		12,705		163,820		81,675		308	(20)	384,162
	2006	n/a	n/a		n/a		n/a		n/a		n/a		n/a

Gautham Sastri Former Executive Vice President, RapidScale	2007	266,067	—		267,093		662,603	(10)	111,087		936	(21)	1,307,786
	2006	n/a	n/a		n/a		n/a		n/a		n/a		n/a

Todd R. Ford Former Executive Vice President	2007	164,664	—		122,139	(5)	1,996,746	(11)	—		214,796	(22)	2,498,345
	2006	260,500	—		48,472		707,424		68,575		5,544	(17)	1,090,515

Carl Boisvert Former Executive Vice President, Worldwide Sales & Marketing	2007	164,563	—		28,846	(6)	323,159	(12)	183,471	(14)	102,534	(23)	802,573
	2006	n/a	n/a		n/a		n/a		n/a		n/a		n/a

(1)
The dollar amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, in accordance with SFAS 123(R) using the Black Scholes option-pricing model, ignoring the estimates of forfeiture, related to non-option awards and include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 29, 2007 included in our Annual Report on Form 10-K.

(2)
The dollar amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, in accordance with SFAS 123(R) using the Black Scholes option-pricing model, ignoring the estimates of forfeiture, related to stock option awards and include amounts from stock options granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 29, 2007 included in our Annual Report on Form 10-K.

(3)	Consists of a one-time cash bonus award in the amount of $12,500.

(4)	Mr. Barton forfeited stock awards to purchase up to 58,907 shares of common stock during 2007.

(5)	Mr. Ford forfeited stock awards to purchase up to 40,782 shares of common stock during 2007.

(6)	Mr. Boisvert forfeited stock awards to purchase up to 15,000 shares of common stock during 2007.

(7)	Mr. Barton forfeited options to purchase up to 313,543 shares of common stock during 2007.

(8)
On July 10, 2007, Ms. Ranganathan forfeited options to purchase up to 185,000 shares of common stock, and received in lieu thereof, restricted stock unit awards to receive up to 87,500 shares of common stock.

(9)
On July 10, 2007, Mr. Coglitore forfeited options to purchase up to 65,000 shares of common stock, and received in lieu thereof, restricted stock unit awards to receive up to 30,000 shares of common stock.

(10)
On July 10, 2007, Mr. Sastri forfeited options to purchase up to 140,000 shares of common stock, and received in lieu thereof, restricted stock unit awards to receive up to 49,167 shares of common stock.

(11)	Mr. Ford forfeited options to purchase up to 284,376 shares of common stock during 2007.

(12)	Mr. Boisvert forfeited options to purchase up to 125,000 shares of common stock during 2007.

(13)	Includes sales commissions earned during 2007 equal to $25,000.

(14)	Includes sales commissions earned during 2007 equal to $91,596.

(15)	Consists of $13,542 representing annual director fees earned in 2007 and $492 paid for life insurance premiums.

(16)
Consists of $246,153.92 paid in severance payments upon termination of the officer’s employment with Rackable Systems, $9,795.21 paid in COBRA premiums, $1,606.63 contributed to match the officer’s contributions to a 401(k) plan, $4,068 paid for attorney’s fees, $1,516 paid for health insurance and $246 paid for life insurance premiums.

(17)	Represents health benefits for which the officer does not contribute.

(18)	Consists of $2,500 contributed to match the officer’s contributions to a 401(k) plan and $738 paid for life insurance premiums.

(19)	Consists of $738 paid for life insurance premiums, $4,423 paid for health insurance and a retention bonus of $250,000.

(20)	Consists of $308 paid for life insurance premiums.

(21)	Consists of $936 paid for life insurance premiums.

(22)
Consists of $201,923.10 paid in severance payments upon termination of the officer’s employment with Rackable Systems, $8,616.69 paid in COBRA premiums, $2,096.15 contributed to match the officer’s contributions to a 401(k) plan, $307.50 paid for life insurance premiums and $1,853 paid for health insurance.

(23)
Consists of $96,150 paid in severance payments upon termination of the officer’s employment with Rackable Systems, $2,601.74 paid in Cobra premiums, $3,351.33 contributed to match the officer’s contributions to a 401(k) plan, and $430.50 paid for life insurance premiums.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 29, 2007, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-Based Awards in Fiscal 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Thresh-old ($)(2)	Target ($)(3)	Maximum ($)(4)	All Other Stock Awards: Number of Shares of Stock or Units (#)(5)		All Other Option Awards: Number of Securities Underlying Options (#)(6)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)

Mr. Barrenechea	6/11/2007	73,077	168,269	219,087	150,000	(8)	—		—	1,984,500
	6/11/2007				—		700,000		13.23	9,621,000
Mr. Barton	1/2/2007	—	—	—	32,500	(8)	—		—	1,006,525
	1/2/2007				—		175,000		30.97	5,419,750
Ms. Ranganathan	2/6/2007	36,750	78,750	102,113	—		30,000	(14)	16.83	504,900
	2/6/2007				15,000	(8)	—		—	252,450
	7/11/2007				15,000	(9)(10)	—		—	183,150
	7/11/2007				62,500	(9)(11)	—		—	763,125
	7/11/2007				10,000	(9)(11)	—		—	122,100
	7/31/2007				1,300	(12)	—		—	15,730
Mr. Coglitore	2/6/2007	35,000	75,000	97,250	—		50,000	(14)	16.83	841,500
	2/6/2007				25,000	(8)	—		—	420,750
	7/11/2007				25,000	(9)(10)	—		—	305,250
	7/11/2007				5,000	(9)(11)	—		—	61,050
	7/31/2007				1,630	(12)	—		—	19,723
Mr. Gaughan	8/1/2007	21,938	67,500	89,100	10,000	(9)(16)	—		—	121,800
	8/1/2007				—		100,000	(15)	12.18	1,218,000
Mr. Sastri	2/6/2007	44,712	102,115	132,894	—		15,000	(14)	16.83	410,400
	2/6/2007				7,500	(8)	—		—	126,225
	7/11/2007				41,667	(9)(11)	—		—	508,754
	7/11/2007				7,500	(9)(10)	—		—	91,575
	5/1/2007				—		100,000		11.61	1,161,000
Mr. Ford	1/2/2007	—	—	—	22,500	(8)				696,825
	1/2/2007						162,500		30.97	5,032,625
Mr. Boisvert	5/1/2007	87,500	87,500	112,438	15,000	(8)(13)	125,000	(15)	11.61	174,150
	5/1/2007									1,451,250

(1)
These columns set forth the target amounts of each named executive officer’s annual cash bonus award for the year ended December 29, 2007 under our annual cash bonus award program. The actual cash bonus award earned for the year ended December 29, 2007 for each named executive officer is set forth in the 2007 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 29, 2007. For a description of our annual cash bonus award program, see “Compensation Discussion and Analysis.”

(2)	Threshold represents the minimum amount earned for meeting the minimum performance metrics.

(3)	Target represents the amount earned for attaining the performance metrics.

(4)	Maximum represents the maximum payout under the program.

(5)
Unless otherwise noted, stock awards were granted pursuant to the 2005 Equity Incentive Plan. 1/16th of the shares subject to the stock award vest each every three months from the date of grant. Vesting is contingent upon continued service with us.

(6)
Unless otherwise noted, stock options were granted pursuant to the 2005 Equity Incentive Plan. 1/48th of the shares subject to the stock option vest monthly from the date of grant. Vesting is contingent upon continued service with us.

(7)
Represents the grant date fair value of such option award as determined in accordance with SFAS 123R. These amounts have been calculated in accordance with SFAS No. 123R using the Black Scholes valuation model.

(8)	Represents number of shares underlying restricted stock awards.

(9)	Represents number of shares underlying restricted stock unit awards.

(10)	1/12th of the shares subject to the stock awards vest each every three months beginning November 15, 2007 over a period of 3 years. Vesting is contingent upon continued service with us.

(11)	1/8th of the shares subject to the stock awards vest each every three months beginning November 15, 2007 over a period of 2 years. Vesting is contingent upon continued service with us.

(12)	Represents number of shares underlying restricted stock awards with immediate vesting.

(13)
Stock awards were granted pursuant to the 2006 New Recruit Equity Incentive Plan. 1/4th of the shares subject to the stock award vest after 1 year from the commencement date and the remainder vest quarterly over the next 12 quarters. Vesting is contingent upon continued service with us.

(14)	These options were cancelled pursuant to Rackable Systems’ Option Exchange Program, in which Rackable Systems exchanged out-of-the-money stock options for restricted stock units.

(15)
Stock options were granted pursuant to the 2006 New Recruit Equity Incentive Plan. 1/4th of the shares subject to the stock award vest after 1 year from the commencement date and the remainder vest monthly over the next 36 months. Vesting is contingent upon continued service with us.

(16)
Stock awards were granted pursuant to the 2006 New Recruit Equity Incentive Plan. 1/4th of the shares subject to the stock award vest after 1 year from the commencement date and the remainder vest monthly over the next 36 months. Vesting is contingent upon continued service with us.

See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.

Employment and Severance Agreements

We have entered into employment agreements with our named executive officers serving in such capacity at December 29, 2007, as further described below. These agreements provide for initial annual base salary and bonus, which then become superceded by our arrangements with them for subsequent years.

Mark J. Barrenechea. We entered into an employment agreement with Mr. Barrenechea on May 24, 2007. Under the terms of the employment agreement, Mr. Barrenechea received an initial annual base salary of $350,000. In addition, Mr. Barrenechea is eligible for an annual performance bonus of up to $250,000, based on his performance and Rackable Systems achieving performance targets established by the Compensation Committee. Pursuant to the employment agreement, Mr. Barrenechea received an option to purchase up to 700,000 shares of Rackable Systems’ common stock and a restricted stock award for 150,000 shares of Rackable Systems’ common stock, in each case, with a four year vesting schedule, with 1/48 of the shares vesting each month provided that Mr. Barrenechea remains continuously employed by Rackable Systems. For a description of the termination and change of control provisions of Mr. Barrenechea’s employment agreement, see “Potential Payments Upon Termination or Change of Control.”

Madhu Ranganathan. We entered into an employment agreement with Ms. Ranganathan on October 28, 2005. The employment agreement was amended on September 19, 2007 to provide enhanced severance benefits, as further described in the section entitled “Potential Payments Upon Termination or Change of Control.” The employment agreement, as amended, provided for an initial annual base salary of $200,000. In addition, Ms. Ranganathan was eligible for an initial quarterly bonus of up to $20,000 ($80,000 annual gross), based upon specific performance targets as set and agreed to by her and her manager. Pursuant to the employment agreement, Mr. Ranganathan received an option to purchase 125,000 shares of the Company’s common stock, with a four year vesting schedule, at the rate of 25% upon completion of the first year of employment, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary, provided that Ms. Ranganathan remains continuously employed by Rackable Systems. For a description of the termination and change of control provisions of Ms. Ranganathan’s employment agreement, see “Potential Payments Upon Termination or Change of Control.”

Giovanni Coglitore. We entered into an employment agreement with Mr. Coglitore on December 23, 2002, which we subsequently amended on November 16, 2005 and June 28, 2007. The employment agreement, as amended, provided for an initial annual base salary of $150,000, which increased to $200,000 as of January 1, 2006, and is subject to increase at least once every 12 months upon review by our Board, as well as other customary benefits and terms. Mr. Coglitore is also entitled to receive an annual bonus of up to $100,000 if he meets targets established by our Board. In addition, we are required to keep our medical insurance policy in place unless we are able to obtain other medical insurance that provides substantially similar coverage. We also entered into a Retention Bonus Agreement with Mr. Coglitore on September 12, 2006, as amended on January 9, 2007, and a Retention Agreement on January 9, 2007, each of which are further described in the section entitled “Potential Payments Upon Termination or Change of Control.” For a description of the termination and change of control provisions of Mr. Coglitore’s employment and retention agreements, see “Potential Payments Upon Termination or Change of Control.”

Anthony P. Gaughan. We entered into an employment agreement with Mr. Gaughan on June 19, 2007, as amended on January 23, 2008. The employment agreement, as amended, provided for an initial base salary of $270,000. Mr. Gaughan is also eligible to earn an annual performance bonus of up to $135,000, based on his performance and Rackable Systems achieving performance targets set by the Chief Executive Officer. Pursuant to the employment agreement, Mr. Gaughan received an option to purchase up to 100,000 shares of Rackable Systems’ common stock, with a four year vesting schedule, with 25% of the shares vesting upon completion of the first year of employment and an additional 2.0833% of such shares vesting monthly, provided that Mr. Gaughan remains continuously employed by Rackable Systems. Mr. Gaughan also received a restricted stock award for 10,000 shares of Rackable Systems’ common stock, with a four year vesting schedule, with 25% of the shares vesting upon completion of the first year of employment and an additional 6.25% of such shares vesting quarterly, provided that Mr. Gaughan remains continuously employed by Rackable Systems. For a description of the termination and change of control provisions of Mr. Gaughan’s employment agreement, see “Potential Payments Upon Termination or Change of Control.”

Gautham Sastri. Our subsidiary Terrascale Technologies (Canada) Inc. entered into an employment agreement with Mr. Sastri dated May 1, 2003, which provided for an initial base salary of up to CDN $120,000 and an opportunity to earn an initial annual performance bonus of up to 125% of his base salary, based on his performance and Terrascale Technologies (Canada) Inc. achieving certain performance targets. We entered into an amended employment agreement with Mr. Sastri on August 25, 2006. The amended employment agreement provided for an initial base salary of up to CDN $225,000. Mr. Sastri was also eligible to participate in a Personal Sales Plan, based on specific performance targets as set and agreed to by Mr. Sastri and his manager. Pursuant to the amended employment agreement, Mr. Sastri received an option to purchase up to 125,000 shares of Rackable Systems’ common stock, with a four year vesting schedule, with 25% of the shares vesting upon completion of the first year of employment and an additional 2.0833% of such shares vesting monthly, provided that Mr. Sastri remains continuously employed by Rackable Systems. Mr. Sastri ceased to be an executive officer of Rackable Systems on February 1, 2008. For a description of the termination and change of control provisions of Mr. Sastri’s employment agreement, see “Potential Payments Upon Termination or Change of Control.”

For a description of the terms in connection with the termination of employment of each of Messrs. Barton, Ford and Boisvert, see “Potential Payments Upon Termination or Change of Control.”

Option Exchange Program

On July 10, 2007, Rackable Systems completed an Offer to Exchange Outstanding Options to Purchase Common Stock (the “Option Exchange Program”). Pursuant to the Option Exchange Program, Rackable Systems offered certain option holders the opportunity to voluntarily exchange outstanding options to purchase shares of Rackable Systems’ common stock that had an exercise price equal to or greater than $16.00 per share, for a reduced number of restricted stock units to be granted under the 2005 Plan. The Option Exchange Program was open to all persons who, as of the commencement of the Option Exchange Program, were employed by Rackable Systems or its wholly-owned subsidiaries, excluding members of our Board of Directors, our Chief Executive Officer, and our Executive Vice President, Worldwide Sales and Marketing.

The ratio of shares subject to eligible option grants cancelled to restricted stock units issued ranged from 2-to-1 to 3.5-to-1 based on the exercise price of the eligible option grants, as set forth in the following table.

Exercise Price Range	Exchange Ratio: Stock Option Shares per Restricted Stock Unit
$16.00 - $24.99	2 to 1
$25.00 - $34.99	3 to 1
$35.00 and above	3.5 to 1

The exchange ratios were intended to result in the issuance of restricted stock units that had a fair value, determined using an option valuation model, roughly equivalent to (a) for eligible option grants with exercise prices in the $16.00 - $24.99 range, the fair value of the cancelled options that they replace as of the date the Option Exchange Program commenced, depending on where they fell within the range, and (b) for eligible option grants with exercise prices at or above $25.00, 70% of the fair value of the cancelled options they replace as of the date the Option Exchange Program commenced, again depending on where they fell within the range.

Each restricted stock unit issued in the Option Exchange Program represents a right to receive one share of Rackable Systems’ common stock on a specified future date when the restricted tock unit vests through an eligible holder’s continued service as an employee or consultant with Rackable Systems. The restricted stock units are subject to vesting in equal quarterly installments through August 15, 2009 (if the eligible option grant being tendered in the Option Exchange Program was granted prior to October 1, 2006) or August 15, 2010 (if the eligible option grant being tendered in the Option Exchange Program was granted on or after October 1, 2006), with the first quarterly vesting date to be November 15, 2007.

Only three of our named executive officers participated in the Option Exchange Program. Madhu Ranganathan, our Chief Financial Officer, exchanged options to purchase 185,000 shares for restricted stock units for 87,500 shares. Giovanni Coglitore, our Chief Technology Officer, exchanged options to purchase 65,000 shares for restricted stock units for 30,000 shares. Gautham Sastri, our Former Executive Vice President, RapidScale, exchanged options to purchase 140,000 shares for restricted stock units for 49,167 shares.

Outstanding Equity Awards at Fiscal year-end

The following table shows for the fiscal year ended December 29, 2007, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards At December 29, 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Mr. Barrenechea	116,666 8,124	583,334(1) 21,876	13.23 35.94	6/11/2017 11/17/2016	128,125	(4)	1,245,375
Mr. Barton	—	—	—	—	—		—
Ms. Ranganathan	—	—	—	—	7,500 12,188 13,750 54,688 8,750	(5) (5) (6) (7) (7)	72,900 118,467 133,650 531,567 85,050
Mr. Coglitore	—	—	—	—	3,750 20,313 22,917 4,375	(5) (5) (6) (7)	36,450 197,442 222,953 42,525
Mr. Gaughan	—	100,000(2)	12.18	8/1/2017	10,000	(8)	97,200
Mr. Sastri	16,666	83,334(3)	11.61	5/1/2017	6,094 36,459 6,875	(5) (7) (6)	59,284 354,381 66,825
Mr. Ford	—	—	—	—	—		—
Mr. Boisvert	—	—	—	—	—		—
____________________

(1)	The stock option vests as to 1/48th of the shares of common stock subject to the stock option each month beginning April 29, 2007.

(2)
The stock option vests as to 1/4th of the shares of common stock subject to the stock option on the first anniversary of the commencement date of July 9, 2007 and the remainder shares subject to the stock option vest in a series of thirty six (36) successive equal monthly installment over the next 36 months.

(3)	The stock option vests as to 1/48th of the shares of common stock subject to the stock option each month from April 25, 2007.

(4)	Represents restricted stock award, which vests as to 1/48th of the shares of common stock subject to the stock award each monthly beginning April 29, 2007, subject to applicable trading windows.

(5)	Represents restricted stock award, which vests as to 1/16th of the shares of common stock subject to the stock award each every three months from the date of grant.

(6)	Represents restricted stock units, which vest as to 1/12th of the shares of common stock subject to the restricted stock units each every three months beginning November 15, 2007.

(7)	Represents restricted stock units, which vest as to 1/8th of the shares of common stock subject to the restricted stock units each every three months beginning November 15, 2007.

(8)
Represents restricted stock units, which vest as to 1/4th of the shares of common stock subject to the restricted stock units on the first anniversary of the commencement date of July 9, 2007 and the remainder shares subject to the restricted stock units vest each every three months over the next 36 months.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 29, 2007, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Mr. Barrenechea	—	—	3,125 3,125 3,125 3,125 3,125 3,125 3,125	37,531 37,531 37,531 40,563 42,656 44,844 33,344
Mr. Barton	15,000 4,000 15,000 10,000 85,108 80,948 98,118 83,334 100,000	150,000 37,880 144,300 107,400 982,997 934,494 1,110,696 1,062,509 1,221,000	2,031 2,031 2,031	33,897 22,889 22,889
Ms. Ranganathan	—	—	625 625 937 625 1,300 938 625 937 1,250 1,250 7,812	10,431 7,044 11,085 7,506 15,730 11,359 8,531 11,778 13,550 13,550 84,682
Mr. Coglitore	—	—	312 313 1,562 312 1,630 1,563 313 1,562 625 2,083	5,207 3,528 18,478 3,747 19,723 18,928 4,272 19,634 6,775 22,580
Mr. Gaughan	—	—	—	—
Mr. Sastri	—	—	468 469 469 625 5,208	5,536 5,680 5,895 6,775 56,455
Mr. Ford	4,303 5,697 10,000 15,000 15,000 2,000 8,000 6,000 17,671 59,883 76,390	64,717 93,830 169,700 255,450 240,900 24,580 94, 640 64,440 204,100 691,649 991,542	1,406 1,406 1,406	23,466 15,846 15,846
Mr. Boisvert	—	—	—	—
___________________
(1)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise, less the aggregate exercise price.

(2)	Represents the aggregate market value of the common stock on the vesting date.

Post-Employment Compensation

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined benefit plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with our named executive officers, as described below, that require us to make payments if we terminate their employment without cause, or if they terminate their employment for good reason, either before or after a change in control of Rackable Systems. These arrangements are discussed below. The compensation to which our named executive officers are entitled varies depending on the nature of termination.

Unless otherwise indicated in the descriptions below, in each of these employment agreements:

“cause” is defined as one or more of the following events: (i) the indictment or conviction for a felony or other crime, or any misdemeanor involving moral turpitude; (ii) the commission of any other act or omission involving fraud or intentional deceit with respect to Rackable Systems or any of its affiliates or any of their directors, stockholders, partners or members; (iii) any act or omission involving dishonesty that causes material injury to Rackable Systems or any of its affiliates or any of their directors, stockholders, partners or members; (iv) gross negligence with respect to Rackable Systems or any of its subsidiaries; (v) willful misconduct with respect to Rackable Systems or any of its subsidiaries; (vi) any other material breach of the named executive officer’s offer letter agreement or any other agreement referred to in the offer letter (including the non-disclosure agreement); provided, however, that, it shall only be deemed cause pursuant to clause (vi) if the named executive officer is given written notice describing the basis of cause and, if the event is reasonably susceptible of cure, the named executive officer fails to cure within thirty (30) days.

“good reason” is defined as one or more of the following conditions that occur without the named executive officer’s written consent; (i) the assignment to the named executive officer, or the removal from the named executive officer, of any duties or responsibilities that results in the material diminution of the named executive officer’s authority, duties or responsibilities in the named executive officer’s current position, including a change in control that results in the named executive officer no longer serving in his or her current position or any similar position; (ii) a material reduction by Rackable Systems of the name executive officer’s base salary; (iii) Rackable Systems’ material breach of its obligations to the name executive officer under the offer letter agreement; or (iv) the name executive officer’s office relocation to a location more than fifty miles from the then present location; provided however that, it shall only be deemed good reason pursuant to the foregoing definition if (x) Rackable Systems is given written notice from the named executive officer within ninety (90) days following the first occurrence of a condition that the named executive officer considers to constitute good reason but failed to do so.

“change in control” means the occurrence of either of the following events: (i) There is consummated (A) a merger, consolidation or similar transaction involving (directly or indirectly) Rackable Systems or (B) a tender offer or exchange offer addressed to the stockholders of Rackable Systems and, in either event, immediately after the consummation of such merger, consolidation or similar transaction or such tender or exchange offer, the stockholders of Rackable Systems immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of Rackable Systems immediately prior to such transaction; or (ii)  There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Rackable Systems and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of Rackable Systems and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of Rackable Systems in substantially the same proportions as their ownership of the outstanding voting securities of Rackable Systems immediately prior to such sale, lease, license or other disposition. The term change in control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Rackable Systems.

Termination of Employment Without a Change of Control

Mark J. Barrenechea

We entered into an offer letter agreement with Mr. Barrenechea dated May 24, 2007. In the event that we terminate Mr. Barrenechea’s employment without cause or if Mr. Barrenechea terminates his employment for good reason, Mr. Barrenechea is entitled to receive severance payments equal to twelve months of his base salary and the full amount of his annual performance bonus and twelve months of continued medical benefits for him and for his covered dependents. These payments will be paid in twenty four equal installments over a period of twelve months as part of the Rackable Systems’ normal payroll schedule. Mr. Barrenechea’s entitlement to continued medical benefits will cease if Mr. Barrenechea becomes eligible for group health insurance coverage through new employer. In addition, if such termination occurs, the vesting of Mr. Barrenechea’s option to purchase 700,000 shares of our common stock and Mr. Barrenechea’s 150,000 restricted shares of our common stock granted to Mr. Barrenechea pursuant to his employment agreement will accelerate by twelve months and he will be able to exercise the options during the period ending twelve months following termination. Mr. Barrenechea’s entitlement to these severance payments is conditioned upon Mr. Barrenechea executing and allowing to become effective a release of all claims in the form satisfactory to us. Mr. Barrenechea’s entitlement to these severance payments will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to Rackable System following termination.

For purposes of Mr. Barrenechea’s employment agreement“cause” is defined as described above, and in addition clarifies that gross negligence is defined as conduct or a failure to act that is so reckless that it demonstrates a substantial lack of concern for whether an injury will result.

Madhu Ranganathan

We entered into an offer letter agreement with Ms. Ranganathan dated January 23, 2005 and entered into an amendment of this agreement on September 19, 2007. In the event that we terminate Ms. Ranganathan’s employment without cause or if Ms. Ranganathan terminates her employment for good reason, Ms. Ranganathan is entitled to receive severance payments equal to six months of her base salary and six months of continued medical benefits for her and for her covered dependents. Ms. Ranganathan’s entitlement to continued medical benefits will cease if Ms. Ranganathan becomes eligible for group health insurance coverage through new employer. These payments will be paid in twelve equal installments over a period of six months as part of Rackable Systems’ normal payroll schedule. Ms. Ranganathan’s entitlement to these severance payments is conditioned upon Ms. Ranganathan executing and allowing to become effective a release of all claims in the form satisfactory to us. Ms. Ranganathan’s entitlement to these severance payments will cease if she materially breaches the obligations in her non-disclosure agreement, the release of claims or any other obligation she may owe to Rackable System following termination.

Giovanni Coglitore

We entered into an offer letter agreement with Mr. Coglitore dated December 23, 2002 and entered into amendments of this agreement on November 16, 2005 and on June 28, 2007. In the event that we terminate Mr. Coglitore’s employment without cause or if Mr. Coglitore terminates his employment for good reason, Mr. Coglitore is entitled to receive a lump sum severance payment equal to twelve months of his base salary and twelve months of continued medical benefits for him and for his covered dependents. Mr. Coglitore’s entitlement to these severance payments is conditioned upon Mr. Coglitore executing and allowing to become effective a release of all claims in the form satisfactory to Rackable Systems. Mr. Coglitore’s entitlements to these severance payments will cease during the time in which Mr. Coglitore will be in violation of any of his obligations under his Invention and Non-Disclosure Agreement and other duties of confidentiality, no solicitation or our employees and assignment of inventions, including the following:

•
Mr. Coglitore agreed that during his employment or at any time thereafter he will not make any untruthful statement that intentionally defaces the goodwill or reputation of Rackable Systems, its affiliates, or its other service providers; and

•
Mr. Coglitore further agreed that during his employment and for two years following termination of his employment, he will not: (a) induce any employee of Rackable Systems to cease their service for Rackable Systems; (b) hire any person who was an employee of Rackable Systems at any time during Mr. Coglitore’s employment; (c) solicit, or service any business relation, customer or prospective client of Rackable Systems with respect to products that have been provided by Rackable Systems during the twelve-month period prior to the termination of Mr. Coglitore’s employment, or which Rackable Systems was in the process of developing before the termination; or (d) induce any customer, supplier, or other business relation of Rackable Systems to cease doing business with Rackable Systems.

If Mr. Coglitore’s employment is terminated for any reason other than by us without cause or by Mr. Coglitore for good reason, Mr. Coglitore is entitled to receive continued medical benefits coverage for six months for him and his dependents. Mr. Coglitore’s entitlement to this continued medical benefits will cease if Mr. Coglitore does not execute a release in favor of Rackable Systems within twenty days following termination.

For purposes of Mr. Coglitore’s employment agreement the term “cause” shall mean (i) the commission of a felony or other crime, in each case involving moral turpitude, (ii) the commission of any other act or omission involving fraud with respect to Rackable Systems or any of its affiliates or any of their directors, stockholders, partners or members, (iii) any act or omission involving dishonesty against, with respect to, or relating to Rackable Systems having an adverse effect on Rackable Systems or any of its affiliates or any of their directors, stockholders, partners or members, (iv) gross negligence with respect to Rackable Systems or any of its subsidiaries, (v) willful misconduct with respect to Rackable Systems or any of its subsidiaries, (vi) non-satisfactory performance of Mr. Coglitore’s specific duties and obligations to Rackable Systems as delegated to Mr. Coglitore by the Board (and the performance of which is within Mr. Coglitore’s control and capacities) in the good faith determination of the Board, or (vii) any other breach of the employment agreement, the Invention and Non-Disclosure Agreement, or any other agreement referred to in the employment agreement; provided that it shall only be deemed cause pursuant to clauses (iv), (vi) or (vii) if Mr. Coglitore is given notice and fails to cure within thirty days.

For purposes of Mr. Coglitore’s employment agreement the term “good reason” is defined to mean (i) Rackable Systems’ breach of certain obligations towards Mr. Coglitore regarding compensation, or (ii) the relocation of Mr. Coglitore to a facility or location more than fifty miles from Mr. Coglitore’s then present location, each without Mr. Coglitore’s express written consent, provided that it shall only be deemed good reason pursuant to clause (ii) if Rackable Systems is given notice and fails to cure within thirty days.

In addition, we entered into a Retention Agreement dated January 9, 2007 with Mr. Coglitore, which provides Mr. Coglitore a bonus of $250,000 on each of December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010, provided that:

•
If Mr. Coglitore’s employment is terminated as a result of an involuntary termination for cause or if he resigns his employment other than a resignation for good reason, then no bonus payments will be made for bonus payment dates after the date of termination of employment; and

•
If Mr. Coglitore’s employment is terminated other than as a result of an involuntary termination for cause or he resigns his employment which resignation constitutes a resignation for good reason, then the next bonus payment will be pro rated in accordance with the number of days served in that year and paid immediately, subject to receipt of an effective general release of all known and unknown claims.

The terms involuntary termination for cause and resignation for good reason are defined in the Retention Agreement.

Anthony Gaughan

We entered into an offer letter agreement with Mr. Gaughan dated June 19, 2007 and entered into amendment to this agreement as of January 23, 2008. Under the terms of the amended offer letter, in the event that we terminate Mr. Gaughan’s employment without cause or if Mr. Gaughan terminates his employment for good reason, Mr. Gaughan is entitled to receive severance payments equal to twelve months of his base salary and twelve months of continued medical benefits for him and for his covered dependents. Mr. Gaughan’s entitlement to continued medical benefits will cease if Mr. Gaughan becomes eligible for group health insurance coverage through new employer. These payments will be paid in twenty six equal installments over a period of twelve months as part of the Rackable Systems’ normal payroll schedule. Mr. Gaughan’s entitlement to these severance payments is conditioned upon Mr. Gaughan executing and allowing to become effective a release of all claims in the form satisfactory to us. Mr. Gaughan’s entitlement to these severance payments will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to Rackable System following termination.

Thomas K. Barton

We entered into a Separation Agreement with Mr. Barton on May 16, 2007 (effective as of April 29, 2007) in connection with the termination of Mr. Barton’s employment relationship. Under the terms of the Separation Agreement Mr. Barton is entitled to receive:

•	Severance in the form of continuing payment of Mr. Barton’s last base salary for twelve months representing a total value of $400,000;

•	Twelve months of continued medical benefits for him and for his covered dependents representing a total value of $14,999;

•
Acceleration of the vesting of Mr. Barton’s stock options issued under Rackable Systems’ 2002 Stock Option Plan by 12 months as of the effective date (total of 111,112 shares), providing Mr. Barton a value of $1,147,009 as of the effective date. The value of the vesting acceleration is based on the closing price of Rackable Systems’ common stock on April 30, 2007 ($11.605) less the exercise price. Mr. Barton has 12 months following the effective date to exercise any vested shares;

•	Reimbursement for Mr. Barton’s attorneys’ fees (up to $5,000) incurred by him in connection with the negotiation of the separation agreement (Mr. Barton received $4,068.00 of this amount); and

•	All accrued salary and unused vacation earned and payable for Mr. Barton’s services through April 30, 2007.

In connection with his entitlement to severance payments Mr. Barton agreed to abide by the obligations under his Invention and Non-Disclosure Agreement and other duties of confidentiality, no solicitation and assignment of inventions, including the following:

•
Mr. Barton agreed that following termination of his employment, he will not make any untruthful statement that intentionally defaces the goodwill or reputation of Rackable Systems, its affiliates, or its other service providers; and

•
Mr. Barton further agreed that for two years following termination of his employment, he will not: (a) induce any employee of Rackable Systems to cease their service for Rackable Systems; (b) hire any person who was an employee of Rackable Systems at any time during Mr. Barton’s employment; (c) solicit, or service any business relation, customer or prospective client of Rackable Systems with respect to products that have been provided by Rackable Systems during the twelve-month period prior to the termination of Mr. Barton’s employment, or which Rackable Systems was in the process of developing before the termination; or (d) induce any customer, supplier, or other business relation of Rackable Systems to cease doing business with Rackable Systems.

Gautham Sastri

Our subsidiary Terrascale Technologies (Canada) Inc. entered into an employment agreement dated May 1, 2003 with Mr. Sastri which was later amended by us on August 25, 2006. Under the amended employment agreement either party may terminate the employment relationship by providing the other side a prior notice except in the event of just and sufficient cause in which case we may terminate Mr. Sastri by giving him an immediate notice. If a prior notice is required its length equals six months and an additional one month for each full year of employment, but not more than twelve months.

For purposes of Mr. Sastri’s employment agreement just and sufficient cause means any of the following: any cause which would entitle Rackable Systems at law to terminate the employment without either notice or pay in lieu of notice, dishonesty (including acts of theft, embezzlement or misappropriation of funds), fraud, serious dereliction of fiduciary obligation, criminal activity, the conviction of Mr. Sastri for a criminal act or other offense under Canadian law or under the laws of any jurisdiction which Rackable Systems reasonably determines to may have an adverse effect upon the reputation or goodwill of Rackable Systems or on Mr. Sastri’s performance of his duties, a willful unauthorized disclosure of confidential information, a violation of Rackable Systems’ rule, regulation or policy, any act adverse to the interests of Rackable Systems, including gross negligence in the performance of Mr. Sastri’s duties of such magnitude or frequency as to render his services to be of limited benefit to Rackable Systems, repeatedly being under the influence of drugs and alcohol (other than medically related drugs) during the performance of his duties, the conviction of Mr. Sastri for harassment, actions which contravene Mr. Sastri’s non-competition and non-solicitation obligations or a material breach of any promise or obligation under Mr. Sastri’s employment agreement.

We terminated Mr. Sastri’s employment on February 1, 2008 and entered into a separation and release agreement with Mr. Sastri dated March 13, 2008 to be effective as of February 1, 2008. In consideration for a release of all claims against Rackable Systems Mr. Sastri received a severance payment equal to $300,000 and a bonus payment for the fourth quarter of 2007 in the amount of $49,500. In addition, Mr. Sastri received all accrued vacation days and out of pocket expenses incurred by him prior to the effective date. All payments were made in one lump sum payment within thirty days following the execution date.

Todd Ford

We entered into a Separation Agreement with Mr. Ford on May 24, 2007 (effective as of May 23, 2007) in connection with the termination of Mr. Ford’s employment relationship. Under the terms of the Separation Agreement Mr. Ford is entitled to receive:

•	Severance in the form of continuing payment of Mr. Ford’s last base salary for twelve months representing a total value of $350,000;

•	Twelve months of continued medical benefits for him and for his covered dependents representing a total value of $14,999;

•
Acceleration of the vesting of Mr. Ford’s stock options issued under Rackable Systems’ 2002 Stock Option Plan by 12 months as of the effective date (acceleration of 97,224 shares), providing Mr. Ford a value of $1,023,088 as of the effective date. The value of the vesting acceleration is based on the closing price of Rackable Systems’ common stock on May 23, 2007 ($11.805) less the exercise price. Mr. Ford has 12 months following the effective date to exercise any vested shares;

•
Reimbursement for Mr. Ford’s attorneys’ fees incurred by him (up to $5,000) in connection with the negotiation of the separation agreement (Mr. Ford has not received any money for this reimbursement); and

•	All accrued salary and unused vacation earned and payable for Mr. Ford’s services through May 23, 2007.

Mr. Ford agreed to abide by the obligations under his Invention and Non-Disclosure Agreement and other duties of confidentiality, no solicitation and assignment of inventions, including the following:

•
Mr. Ford agreed that following termination of his employment, he will not make any untruthful statement that intentionally defaces the goodwill or reputation of Rackable Systems, its affiliates, or its other service providers; and

•
Mr. Ford further agreed that for two years following termination of his employment, he will not: (a) induce any employee of Rackable Systems to cease their service for Rackable Systems; (b) hire any person who was an employee of Rackable Systems at any time during Mr. Ford’s employment; (c) solicit, or service any business relation, customer or prospective client of Rackable Systems with respect to products that have been provided by Rackable Systems during the twelve-month period prior to the termination of Mr. Ford’s employment, or which Rackable Systems was in the process of developing before the termination; or (d) induce any customer, supplier, or other business relation of Rackable Systems to cease doing business with Rackable Systems.

Carl Boisvert

We terminated without cause Mr. Boisvert as of October 25, 2007. Pursuant to his offer letter agreement dated March 14, 2007 Mr. Boisvert is entitled to receive severance payments equal to twelve months of his base salary and twelve months of continued medical benefits for himself and his dependents, paid in twenty-six bi-weekly payments with Rackable Systems’ normal payroll schedule as if Mr. Boisvert had not been terminated. Mr. Boisvert’s entitlement to these benefits will cease if he commences full time employment. Assuming Mr. Boisvert does not gain full time employment before the end of twelve months following his termination he will be entitled to receive total payment of $265,611 (reflecting an annual base salary of $250,000 and 12 months of continued medical benefits of $15,611.

Termination of Employment Upon Change of Control

Under all the agreements described below if the payments to be made to under an agreement would subject the named executive officer to an excise tax pursuant to Section 280G of the Internal Revenue Code, the payments will be reduced to the amount equal to the greatest dollar amount that would not subject the named executive officer to the imposition of the excise tax.

Mark J. Barrenechea

Pursuant to Mr. Barrenechea’s offer letter agreement in the event of a change in control the vesting of all of Mr. Barrenechea’s unvested stock options and restricted stock will accelerate and be fully vested as of the closing of a change of control.

Madhu Ranganathan

Pursuant to Ms. Ranganathan’s offer letter (as amended) if within twelve months following a change in control Ms. Ranganathan’s employment is terminated without cause or if Ms. Ranganathan resigns for good reason and if Ms. Ranganathan signs and allows to become effective a release of all claims, then Ms. Ranganathan will be entitled to receive (in lieu of his other severance benefits) severance payments equal to twelve months of her base salary and twelve months of continued medical benefits for her and for her covered dependents, all paid in twenty six equal installments over a period of twelve months through Rackable Systems’ normal payroll. Ms. Ranganathan’s entitlement to continued medical coverage will cease if she becomes eligible for group health insurance through a new employer. In addition, the vesting of all unvested options to purchase Rackable Systems’ common stock and any other restricted stock or any other stock awards granted to Ms. Ranganathan will accelerate by twenty four months. Ms. Ranganathan’s entitlement to these severance payments will cease if she materially breaches the obligations in her non-disclosure agreement, the release of claims or any other obligation she may owe to Rackable System following termination.

Giovanni Coglitore

We entered into a Retention Bonus Agreement with Mr. Coglitore dated September 12, 2006 and entered into amendment to this agreement on January 9, 2007. The Retention Bonus Agreement (as amended) provides for a bonus of $2,500,000 to be paid to Mr. Coglitore in the event that Rackable Systems enters into a definitive agreement for a change in control of Rackable Systems on or before the agreement termination date and the change in control occurs. The agreement termination date is the earliest to occur:

•	The date Mr. Coglitore resigns his employment with Rackable Systems without good reason;

•	The date Mr. Coglitore’s employment with Rackable Systems is terminated as a result of involuntary termination for cause;

•
The date a subsidiary of Rackable Systems is funded by Rackable Systems following approval by the Board of Directors of Rackable Systems of a business plan for the subsidiary for the initial purpose of designing and marketing of a self contained, mobile data center; or

•	December 31, 2007

For purposes of Mr. Coglitore’s Retention Bonus Agreement resignation for good reason occurs if Mr. Coglitore resigns after any of the following: (a) the reduction of Mr. Coglitore’s cash compensation by more than 10%; (b) change in Mr. Coglitore’s job title, reporting structure, duties or authority; or (c) the relocation of Mr. Coglitore’s principal place of work by 30 or more miles.

For purposes of Mr. Coglitore’s Retention Bonus Agreement involuntary termination for cause is defined as termination by Rackable Systems (for purposes of this paragraph reference to Rackable Systems includes Rackable Systems and any of its subsidiaries) of Mr. Coglitore’s employment relationship for any of the following reasons: (a)  Mr. Coglitore’s willful refusal to perform in any material respect his duties or responsibilities for Rackable Systems or his willful disregard in any material respect of any lawful written financial or budgetary limitations established in good faith by the Board, provided that the Board provides him with written notice of such refusal or disregard and provides him with thirty days to cure such refusal or disregard, and Mr. Coglitore fails to cure such refusal or disregard within such thirty days; (b)  Mr. Coglitore’s willful misconduct that causes material and demonstrable injury, monetarily or otherwise, to Rackable Systems, including, but not limited to, misappropriation or conversion of assets of Rackable Systems, provided the Board provides him with written notice of such misconduct and provides his with thirty days to cure such misconduct, and Mr. Coglitore fails to cure such misconduct within such thirty days; or (c)  Mr. Coglitore’s conviction or plea of nolo contendre to a crime of moral turpitude causing material and demonstrable injury to Rackable Systems or otherwise demonstrating unfitness to serve as an officer of Rackable Systems or conviction of or entry of a plea of nolo contendre to a felony. No act or failure by Mr. Coglitore shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interest of Rackable Systems. For the avoidance of doubt, a termination of employment of Mr. Coglitore due to death or disability shall not qualify as an involuntary termination with cause.

Anthony Gaughan

Pursuant to Mr. Gaughan’s offer letter (as amended) if within twelve months following a change in control Mr. Gaughan’s employment is terminated without cause or if Mr. Gaughan resigns for good reason and if Mr. Gaughan signs and allows to become effective a release of all claims, then Mr. Gaughan will be entitled to receive (in lieu of his other severance benefits) severance payments equal to twelve months of his base salary and twelve months of continued medical benefits for him and for his covered dependents, all paid in twenty six equal installments over a period of twelve months through Rackable Systems’ normal payroll. Mr. Gaughan’s entitlement to continued medical coverage will cease if he becomes eligible for group health insurance through a new employer. In addition, the vesting of all unvested options to purchase Rackable Systems’ common stock and any other restricted stock or any other stock awards granted to Mr. Gaughan will accelerate by twenty four months. Mr. Gaughan’s entitlement to these severance payments will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to Rackable System following termination.

Summary of Benefits

The following tables describe the potential payments and benefits upon employment termination or change in control for our named executive officers, as if their employment had terminated as of December 28, 2007 and as if a change in control had occurred on December 28, 2007, as applicable, based on the assumptions that each person signed an appropriate release and did not breach his or her obligations under their respective agreements. The value of vesting acceleration is based on the closing price of Rackable Systems common stock on December 28, 2007 ($9.72) and, with respect to stock options, that price minus the exercise price of these option shares.

Mark Barrenechea

	No Change in Control		Change in Control
Compensation and Benefits	Termination without Cause or Resignation for Good Reason		No Termination without Cause or Resignation for Good Reason		Termination without Cause or Resignation for Good Reason
Base Salary	$350,000		N/A		$350,000
COBRA Premium	$5,576.76		N/A		$5,576.76
Bonus	$250,000		N/A		$250,000
Acceleration of Vesting	$364,500	(1)	$1,245,375	(2)	$1,245,375	(2)
Extension of Option Exercise Period(3)	$1,029,500		N/A		$1,029,500

(1) Reflecting vesting of option to purchase 175,000 shares of Rackable Systems’ common stock and 37,500 restricted common stock of Rackable Systems

(2) Reflecting acceleration of the vesting of the following unvested equity grants: option to purchase 619,793 shares of Rackable Systems’ common stock and 128,125 restricted common stock of Rackable Systems.

(3) The value of the extension of option exercise period was calculated using the Black-Scholes option pricing model and assuming volatility of 62%.

Madhu Ranganathan

Compensation and Benefits	Termination without Cause or Resignation for Good Reason	Change in Control and Termination without Cause or Resignation for Good Reason
Base Salary	$131,500	$263,000
COBRA Premium	$406.8	$813.6
Acceleration of Vesting	N/A	$835,317	(1)

(1) Reflecting acceleration of the vesting of the unvested 85,938 shares of restricted common stock of Rackable Systems.

Giovanni Coglitore

	No Change in Control		Change in Control
Compensation and Benefits	Termination without Cause or Resignation for Good Reason	Termination other than without Cause or Resignation for Good Reason
Base Salary	$250,000	N/A	N/A
COBRA Premium	$15,610	$7,805	N/A
Annual Retention Bonus	$250,000	N/A	N/A
Change in Control Bonus	N/A	N/A	$2,500,000

Anthony Gaughan

Compensation and Benefits	Termination without Cause or Resignation for Good Reason	Change in Control and Termination without Cause or Resignation for Good Reason
Base Salary	$270,000	$270,000
COBRA Premium	$5,577	$5,577
Acceleration of Vesting	N/A	$54,675	(1)

(1) Reflecting acceleration of the vesting of the following unvested equity grants: option to purchase 60,416 shares of Rackable Systems’ common stock and 5,625 restricted common stock of Rackable Systems.

Gautham Sastri

Compensation and Benefits	Termination other than for Just and Sufficient Cause
Prior Notice/Severance of Base Salary	$250,000

Carl Boisvert(1)

Compensation and Benefits	Termination without Cause
Severance of Base Salary	$250,000

Medical Benefits	$15,611

(1) Reflects payments we will make to Mr. Boisvert as a result of our termination of his employment by us as of October 25, 2007, assuming Mr. Boisvert does not gain full time employment before the end of twelve months following his termination.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee currently consists of Mr. Verdoorn and Mr. Boesenberg.  Mr. Maulick, Mr. Griffiths and Mr. Barrenechea previously served on the Compensation Committee during 2007. Mr. Barrenechea ceased to be a member of our Compensation Committee when he became an officer of Rackable Systems. No member of our Board or our Compensation Committee served as an executive officer of another entity that had one or more of our executive officers serving as a member of that entity’s board or compensation committee.

Certain Relationships and Related Transactions

The following is a description of transactions in 2007 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, former or current executive officers or, to our knowledge, holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Mr. Griffiths a member of our Board of Directors, is an executive officer of WebEx Communications, Inc. which is a customer of Rackable Systems. In 2007, WebEx purchased approximately $0.6 million of products and services from us.

Policies and Procedures For Review of Related Party Transactions

In March 2007, the Board of Directors approved a written Related-Person Transactions Policy. Under this policy, any proposed transaction that has been identified as a Related-Person Transaction may be consummated or materially amended only following approval by the Audit Committee. A “Related-Person Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our company and any Related Person are, were or will be participants in which the amount involved exceeds $60,000, other than transactions involving compensation for services provided to us as an employee, consultant or director shall not be considered Related-Person Transactions.

For purposes of our policy, a “Related Person” is:

•	any person who is, or at any time since the beginning of our last fiscal year, was, a director or executive officer or a nominee to become a director;

•	a security holder known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•
an “immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person; and

•
a firm, corporation or other entity in which any of the foregoing persons is an executive, partner or principal or similar control position or in which such person has a 5% or greater beneficial ownership interest.

In the event that it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Audit Committee members, then the Related-Person Transaction shall be approved by another independent body of the Board of Directors. The Audit Committee or such other committee is referred to in the policy as the Committee. Under this policy, any Related-Person Transaction, if not a Related-Person Transaction when originally consummated, or if not initially identified as a Related-Person Transaction prior to consummation, shall be submitted to the Audit Committee for review and ratification as soon as reasonably practicable. The Committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such Related-Person Transaction. In the event that we propose to enter into, or materially amend, a Related-Person Transaction, our management shall present such Related-Person Transaction to the Committee for review, consideration and approval or ratification. The presentation shall include, to the extent reasonably available, a description of:

•	all of the parties thereto;

•	the interests, direct or indirect, of any Related Person in the transaction in sufficient detail so as to enable the Committee to fully assess such interests;

•	a description of the purpose of the transaction;

•
all of the materials facts of the proposed Related-Person Transaction, including the proposed aggregate value of such transaction, or, in the case in indebtedness, that amount of principal that would be involved;

•	the benefits to us of the proposed Related-Person Transaction;

•	if applicable, the availability of other sources of comparable products or services;

•
an assessment of whether the proposed Related-Person Transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and

•	management’s recommendation with respect to the proposed Related-Person Transaction.

In the event the Committee is asked to consider whether to ratify an ongoing Related-Person Transaction, in addition to the information identified above, the presentation shall include a description of the extent of work performed and remaining to be performed in connection with the transaction and as assessment of the potential risks and costs of termination of the transaction, and where appropriate, the possibility of modification of the transaction. The Committee, in approving or rejecting the proposed Related-Person Transaction, shall consider all the relevant facts and circumstances deemed relevant by and available to the Committee, including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the Related Person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The Committee shall approve only those Related-Person Transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of us and our stockholders, as the Committee determines in the good faith exercise of its discretion.

Each director and executive officer is responsible for identifying, and we request that each 5% or greater stockholder identify, any Related-Person Transaction involving such director or executive officer or his or her affiliates and immediate family members and seek approval from the Committee pursuant to this policy before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.

Prior to the adoption of this policy, all transactions in which our directors, officers or 5% stockholders had a direct or indirect material interest were fully described to the Board of Directors and approved in advance of the transaction.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Rackable Systems stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Rackable Systems, Inc., Attention: Investor Relations, at 46600 Landing Parkway, Fremont, CA, 94538 or contact Rackable Systems’ Investor Relations at (510) 933-8300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Whether or not you plan to attend the Annual Meeting, please complete, date, sign and promptly return the enclosed WHITE proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors

/s/ Maurice Leibenstern

Maurice Leibenstern
Secretary

April [__], 2008

The description of our 2006 New Recruit Equity Incentive Plan in Note 5 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (the “Form 10-K”), filed with the SEC on March 13, 2008, is incorporated by reference in this proxy statement. A copy of our Form 10-K is available without charge upon written request to: Corporate Secretary, Rackable Systems, Inc., 46600 Landing Parkway, Fremont, CA, 94538.

Appendix I: Information Concerning Persons Who May be Deemed
Participants in Rackable Systems’ Solicitation of Proxies

The following table sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, director nominees, officers and employees of Rackable Systems who, under SEC rules, may be deemed “participants” in our solicitation of proxies from stockholders in connection with the Annual Meeting of Stockholders.

Directors and Nominees

The principal occupations of our directors and director nominees who may be deemed “participants” in our solicitation are set forth under “Proposal 1: Election of Directors” section of this Proxy Statement. The name and business addresses of the organization of employment of our directors and director nominees are as follows:

Name	Business Address
Mark Barrenechea	*
Charles M. Boesenberg	*
Gary A. Griffiths	*
General Michael W. Hagee	*
Douglas R. King	*
Hagi Schwartz	*
Ronald Verdoorn	*

*	c/o Rackable Systems, Inc.
46600 Landing Park Way
Freemont, CA 94538

Officers and Employees

The principal occupations of our executive officers and employees who may be deemed “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with Rackable Systems, and the business address is 46600 Landing Park Way, Freemont, Ca 94538.

Name	Principal Occupation
Mark Barrenechea	President and Chief Executive Officer
Maurice Leibenstern	SVP, General Counsel and Corporate Secretary

Information Regarding Ownership of Rackable Systems’ Securities by Participants

None of the persons listed above under “Directors and Nominees” and “Officers and Employees” owns any Common Stock of record but not beneficially. The number of shares of our Common Stock held by directors, director nominees and the executive officers as of March 12, 2008, is set forth in the Proxy Statement under the caption “Security Ownership of Certain Beneficial Owners and Management.” The number of shares of our Common Stock held by other officers and employees listed above under “Officers and Employees” as of March 12, 2008, is set forth below.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Maurice Leibenstern (2)	15,291	*

*	Less than 1%

(1)
This table is based upon information supplied by officers, directors and employees. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Rackable Systems believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,631,312 shares outstanding on March 12, 2008, adjusted as required by rules promulgated by the SEC.

(2)
Includes 5,468 shares issuable upon the vesting of restricted stock unit awards within 60 days of March 12, 2008 and 9,375 shares issuable upon the exercise of options exercisable within 60 days of March 12, 2008.

The following table sets forth all transactions that may be deemed purchases and sales of our Common Stock by the participants since January 1, 2006. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of shares (including options and RSUs)	Transaction Description
Barrenechea, Mark J.	November 17, 2006	30,000	Stock Options Granted
Barrenechea, Mark J.	June 11, 2007	150,000	Restricted Stock Awarded
Barrenechea, Mark J.	June 11, 2007	700,000	Stock Options Granted
Barrenechea, Mark J.	July 30, 2007	(1,117)	Restricted Stock Withheld for Tax
Barrenechea, Mark J.	July 30, 2007	(1,117)	Restricted Stock Withheld for Tax
Barrenechea, Mark J.	July 30, 2007	(1,117)	Restricted Stock Withheld for Tax
Barrenechea, Mark J.	August 29, 2007	(1,117)	Restricted Stock Withheld for Tax
Barrenechea, Mark J.	October 26, 2007	(1,117)	Restricted Stock Withheld for Tax
Barrenechea, Mark J.	October 29, 2007	(1,117)	Restricted Stock Withheld for Tax
Barrenechea, Mark J.	December 5, 2007	(1,117)	Restricted Stock Withheld for Tax
Barrenechea, Mark J.	February 8, 2008	(1,117)	Restricted Stock Withheld for Tax
Barrenechea, Mark J.	February 8, 2008	(1,117)	Restricted Stock Withheld for Tax
Barrenechea, Mark J.	February 11, 2008	150,000	Restricted Stock Units Awarded
Barrenechea, Mark J.	February 29, 2008	(1,117)	Restricted Stock Withheld for Tax
Boesenberg, Charles	August 29, 2006	30,000	Stock Options Granted
Boesenberg, Charles	April 26, 2007	3,333	Stock Options Granted
Boesenberg, Charles	May 23, 2007	1,416	Stock Options Granted
Boesenberg, Charles	June 11, 2007	12,500	Restricted Stock Units Awarded
Boesenberg, Charles	June 11, 2007	3,125	Restricted Stock Units Awarded
Boesenberg, Charles	November 15, 2007	782	Conversion of Restricted Stock Units to Common Stock
Boesenberg, Charles	November 15, 2007	196	Conversion of Restricted Stock Units to Common Stock
Boesenberg, Charles	November 15, 2007	(782)	Conversion of Restricted Stock Units to Common Stock
Boesenberg, Charles	November 15, 2007	(196)	Conversion of Restricted Stock Units to Common Stock
Boesenberg, Charles	February 15, 2008	781	Conversion of Restricted Stock Units to Common Stock
Boesenberg, Charles	February 15, 2008	195	Conversion of Restricted Stock Units to Common Stock
Boesenberg, Charles	February 15, 2008	(781)	Conversion of Restricted Stock Units to Common Stock
Boesenberg, Charles	February 15, 2008	(195)	Conversion of Restricted Stock Units to Common Stock
Griffiths, Gary A.	May 31, 2006	3,666	Stock Options Granted
Griffiths, Gary A.	May 23, 2007	3,666	Stock Options Granted
Griffiths, Gary A.	June 11, 2007	12,500	Restricted Stock Units Awarded
Griffiths, Gary A.	November 15, 2007	782	Conversion of Restricted Stock Units to Common Stock
Griffiths, Gary A.	November 15, 2007	(782)	Conversion of Restricted Stock Units to Common Stock
Griffiths, Gary A.	February 15, 2008	781	Conversion of Restricted Stock Units to Common Stock
Griffiths, Gary A.	February 15, 2008	(781)	Conversion of Restricted Stock Units to Common Stock
Hagee, Michael William	February 6, 2008	11,333	Stock Options Granted
Hagee, Michael William	February 6, 2008	18,667	Stock Options Granted
King, Douglas R.	February 6, 2008	11,333	Stock Options Granted
King, Douglas R.	February 6, 2008	18,667	Stock Options Granted
Leibenstern, Maurice	October 1, 2007	75,000	Stock Options Granted
Leibenstern, Maurice	October 1, 2007	12,500	Restricted Stock Units Awarded
Leibenstern, Maurice	February 8, 2008	781	Conversion of Restricted Stock Units to Common Stock
Leibenstern, Maurice	February 8, 2008	(781)	Conversion of Restricted Stock Units to Common Stock

Name	Date	Number of shares (including options and RSUs)	Transaction Description
Leibenstern, Maurice	February 8, 2008	(333)	Restricted Stock Units Withheld for Tax
Leibenstern, Maurice	February 11, 2008	75,000	Restricted Stock Units Awarded
Schwartz, Hagi	May 31, 2006	5,333	Stock Options Granted
Schwartz, Hagi	May 23, 2007	5,333	Stock Options Granted
Schwartz, Hagi	June 11, 2007	12,500	Restricted Stock Units Awarded
Schwartz, Hagi	June 11, 2007	6,250	Restricted Stock Units Awarded
Schwartz, Hagi	November 15, 2007	782	Conversion of Restricted Stock Units to Common Stock
Schwartz, Hagi	November 15, 2007	391	Conversion of Restricted Stock Units to Common Stock
Schwartz, Hagi	November 15, 2007	(782)	Conversion of Restricted Stock Units to Common Stock
Schwartz, Hagi	November 15, 2007	(391)	Conversion of Restricted Stock Units to Common Stock
Schwartz, Hagi	February 15, 2008	781	Conversion of Restricted Stock Units to Common Stock
Schwartz, Hagi	February 15, 2008	390	Conversion of Restricted Stock Units to Common Stock
Schwartz, Hagi	February 15, 2008	(781)	Conversion of Restricted Stock Units to Common Stock
Schwartz, Hagi	February 15, 2008	(390)	Conversion of Restricted Stock Units to Common Stock
Verdoorn, Ron	May 31, 2006	2,833	Stock Options Granted
Verdoorn, Ron	May 23, 2007	2,833	Stock Options Granted
Verdoorn, Ron	June 11, 2007	12,500	Restricted Stock Units Awarded
Verdoorn, Ron	June 11, 2007	6,250	Restricted Stock Units Awarded
Verdoorn, Ron	November 15, 2007	782	Conversion of Restricted Stock Units to Common Stock
Verdoorn, Ron	November 15, 2007	391	Conversion of Restricted Stock Units to Common Stock
Verdoorn, Ron	November 15, 2007	(782)	Conversion of Restricted Stock Units to Common Stock
Verdoorn, Ron	November 15, 2007	(391)	Conversion of Restricted Stock Units to Common Stock
Verdoorn, Ron	February 15, 2008	781	Conversion of Restricted Stock Units to Common Stock
Verdoorn, Ron	February 15, 2008	390	Conversion of Restricted Stock Units to Common Stock
Verdoorn, Ron	February 15, 2008	(781)	Conversion of Restricted Stock Units to Common Stock
Verdoorn, Ron	February 15, 2008	(390)	Conversion of Restricted Stock Units to Common Stock

Miscellaneous Information Regarding Participants

Except as described in this Appendix I or the Proxy Statement, to the best of our knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of Rackable Systems or any of its subsidiaries, (ii) has purchased or sold any of such securities within the past two years, or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix I or the Proxy Statement, to the best knowledge of the participants, none of their associates beneficially owns, directly or indirectly, any securities of Rackable Systems. Other than as disclosed in this Appendix I or the Proxy Statement, to the knowledge of Rackable Systems, neither Rackable Systems nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the Annual Meeting of Stockholders or is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Rackable Systems, including, but not limited to, joint ventures, loan or option agreements, put or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix I or the Proxy Statement, to the knowledge of Rackable Systems, none of Rackable Systems, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Rackable Systems’ last fiscal year or any currently proposed transactions, or series of similar transactions, to which Rackable Systems or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than in this Appendix I or the Proxy Statement, to the knowledge of Rackable Systems, none of Rackable Systems, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by Rackable Systems or its affiliates, or with respect to any future transactions to which Rackable Systems or any of its affiliates will or may be a party.

SEC Filing Only

WHITE PROXY	WHITE PROXY

Form of Proxy Card

RACKABLE SYSTEMS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2008

The undersigned hereby appoints Mark J. Barrenechea and Maurice Leibenstern, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Rackable Systems, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Rackable Systems, Inc. to be held at the company’s offices located at 46600 Landing Parkway, Fremont, CA, 94538 on May 29, 2008 at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1, for Proposal 2 and against Proposal 3 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

To vote over the telephone, dial toll-free 1-888-693-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 6:00 a.m. Pacific Time on May 28, 2008 to be counted.

To vote on the Internet, go to http://www.cesvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 6:00 a.m. Pacific Time on May 28, 2008 to be counted.

TO VOTE BY INTERNET – http://www.cesvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 6:00 a.m. Pacific Time on May 28, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Do not return your proxy card if you are voting by Internet.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Rackable Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-888-693-8683
Use any touch-tone telephone to transmit your voting instructions up until 6:00 a.m. Pacific Time on May 28, 2008. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you. Do not return your proxy card if you are voting by telephone.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rackable Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

See reverse for voting instructions

WHITE PROXY	WHITE PROXY

The Board of Directors recommends a vote “FOR” the nominees for director listed below, “FOR” Proposal 2, and “AGAINST” Proposal 3.

The Board of Directors recommends a vote “FOR” the nominees for director listed below.

Proposal 1:	To elect seven directors to hold office until the 2009 Annual Meeting of Stockholders.

☐	For all nominees listed below (except as marked to the contrary below).	☐	Withhold Authority to vote for all nominees listed below.

Nominees:	Mark J. Barrenechea	Michael W. Hagee
	Charles M. Boesenberg	Gary A. Griffiths
	Hagi Schwartz	Ronald D. Verdoorn
Douglas R. King

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:
___________________________________________________________________________
___________________________________________________________________________

The Board of Directors recommends a vote “FOR” Proposal 2.

Proposal 2:
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending January 3, 2009.

☐	For	☐	Against	☐	Abstain

The Board of Directors recommends a vote “AGAINST” Proposal 3.

Proposal 3:	Stockholder proposal re: Say-on-Pay.

☐	For	☐	Against	☐	Abstain

Dated _________________, 2008

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.